UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

WEB.COM GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of WEB.COM GROUP, INC., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 8, 2013 at 10:30 a.m. local time, at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258 for the following purposes:

1.	To elect the two directors named herein to hold office until the 2016 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.
3.	To provide an advisory vote on the Company’s executive compensation.
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 8, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 8, 2013 at 10:30 a.m. Eastern Standard Time at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors Matthew P. McClure Secretary

Jacksonville, Florida
March 25, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEB.COM GROUP, INC.
12808 Gran Bay Parkway West
Jacksonville, Florida 32258

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of WEB.COM GROUP, INC. (sometimes referred to as the “Company” or “Web.com”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders. You are invited to attend this annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about March 25, 2013 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 8, 2013 will be entitled to vote at the annual meeting. On this record date, there were 49,664,157 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 8, 2013 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 8, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Notice and Access

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for year ended December 31, 2012 and other proxy materials via the Internet. This notice instructs you how to access and review the proxy materials and how to submit your vote over the Internet, and you should follow the instructions set forth in the notice.

How do I attend the annual meeting?

The meeting will be held on Wednesday, May 8, 2013, at 10:30 a.m. local time at the Company’s offices located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. If you plan to attend the Annual Meeting and need directions or special assistance, please contact our Investor Relations Department at (904) 680-6600. Information on how to vote in person at the annual meeting is discussed below.

What am I voting on?

There are three matters scheduled for a vote:

•	To elect two directors named herein to hold office until the 2016 Annual Meeting of Stockholders.
•	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.
•	To provide an advisory vote on the Company’s executive compensation.

How do I vote?

•	You may either vote “For” each nominee to the Board or you may “Withhold” your vote for each nominee.
•	You may vote “For”, “Against”, or “Abstain” on the ratification of Ernst & Young as the Company’s auditors for 2013.
•	You may vote “For”, “Against,”, or “Abstain” on the compensation for named executive officers.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide your holder account number and proxy access number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 7, 2013 to be counted.
•	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide your holder account number and proxy access number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 7, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Web.com. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

You have one vote for each share of common stock you own as of the close of business on March 8, 2013.

What if I return a proxy card but do not make specific choices?

If you return a signed proxy card without marking any voting selections, your shares will be voted “For” the election of nominees for director; “For” the approval of the executive compensation; “For” the ratification of Ernst & Young as the Company’s auditors for 2013. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a written notice that you are revoking your proxy to Web.com’s Secretary at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2014 to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

A stockholder nomination for director or a proposal that will not be included in next year’s proxy materials, but that a stockholder intends to present in person at next year’s annual meeting, must comply with the notice, information and consent provisions contained in the Company’s Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing, to the Company’s Secretary at the Company’s principal executive offices no later than the close of business on February 1, 2014 (90 days prior to the first anniversary of the 2013 Annual Meeting Date) nor earlier than the close of business on January 2, 2014 (120 days prior to the first anniversary of the 2013 Annual Meeting Date). In the event that the Company sets an annual meeting date for 2014 that is not within 30 days before or after the anniversary of the 2013 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2014 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting is first made. The Company’s Bylaws contain additional requirements to properly submit a proposal or nominate a director. If you plan to submit a proposal or nominate a director, please review the Company’s Bylaws carefully. You may obtain a copy of the Company’s Bylaws by mailing a request in writing to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Generally, “non-discretionary” matters include director elections and other matters like those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” affect the outcome of this proposal.
•	For the vote on the approval of Ernst & Young as the Company’s auditors for 2013, the proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes have no effect and will not be counted towards the vote total.
•	For the vote regarding the compensation for named executives officers to be considered approved, the proposal needs to receive “For” votes from the holders of a majority of the shares (among votes properly cast in person or by proxy). If you “Abstain” from voting, the abstention will have the same effect as an “Against” vote. Broker non-votes will have no effect. This vote is advisory in nature and is not binding on the Company.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding on the record date are represented by stockholders present at the meeting or by proxy. On the record date, there were 49,664,157 shares outstanding and entitled to vote. Thus at least 24,832,078 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K to be filed on or before May 14, 2013.

HOW CAN I ACCESS THE PROXY STATEMENT AND ANNUAL REPORT?

You can view the Company’s 2013 Proxy Statement and 2012 Annual Report at http://ir.web.com/annuals.cfm or request a copy by mail, without charge, upon written request to: Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258.

PROPOSAL 1

ELECTION OF DIRECTORS

Web.com’s Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified or until the director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

As of December 31, 2012, the Board had seven members. There are two directors in the class whose term of office expires in 2013. Mr. Robert S. McCoy, a non-executive director, was last elected to the board by the Company’s stockholders at its Annual Meeting of Stockholders on May 5, 2010, and Mr. Philip J. Facchina, a non-executive director, was last elected to the Board by the Company’s stockholders at its Annual Meeting of Stockholders on May 4, 2011. If elected at the upcoming annual meeting, both directors will serve until the 2016 annual meeting, or until that time and until their successors are elected and have qualified, or until such director’s death, resignation or removal.

It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting, and all directors participated in the Company’s 2012 annual meeting.

Set forth below are brief biographies of Mr. McCoy and Mr. Facchina, the nominees for election at the annual meeting, and of each additional director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING

Philip J. Facchina, age 51, has served as a member of the Company’s Board since November 24, 2010. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He is currently a Partner and the Chief Operating Officer of Ramsey Asset Management, Inc., an investment management firm, and has been in that position since April 2008. From August 1998 to March 2008, he served as Head of Financial Sponsors and Senior Managing Director and Group Head of Technology, Media and Telecom and Healthcare Groups within Friedman, Billings, Ramsey and FBR Capital Markets, an investment banking firm. He holds a B.S. degree in Accounting from the University of Maryland, and an MBA degree from the University of Pennsylvania, Wharton School of Business.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee considered his nearly 30 years of business experience, including 10 years of investment banking experience, nearly 5 years of investment management, and 12 years as a senior corporate executive, and considered his skills and experience as those that will be used to help guide the Company with its financial strategy. In addition, his current status as an “independent director” under NASDAQ Global Market (“NASDAQ”) and SEC rules played an important role in such evaluation.

Robert S. McCoy, Jr., age 74 has served as a member of the Company’s Board since March 2006. He is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Since November 2003, Mr. McCoy has been a director of Krispy Kreme Doughnuts, Inc., a NYSE-listed food company, and is currently Lead Director, and Chairman of its Audit and member of its Governance Committee. Mr. McCoy was a director of MedCath Corporation from October 2003 until its dissolution in September 2012. Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation, a diversified financial services company, where he had served as a senior executive officer since 1991. He was also the Chief Financial Officer of South Carolina National Bank from 1984 to 1991. Mr. McCoy holds a BBA from Western Michigan University with an Accounting Major. He is also a certified public accountant, and was a partner in the firm of PricewaterhouseCoopers from 1974 through 1984.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee believe that Mr. McCoy is well qualified to serve as a director of the Company. Specifically, when evaluating Mr. McCoy’s qualifications, the Board and the Nominating and Corporate Governance Committee considered his experience as a member of the boards of directors of Krispy Kreme Doughnuts, Inc. and MedCath Corporation, his financial experience as the Chief Financial Officer of Wachovia Corporation and as a partner at PricewaterhouseCoopers as skills and experience that will be useful to the Company in dealing with the Board’s oversight responsibilities of the Company’s public company reporting requirements, particularly in the financial arena. In addition, his current status as an “independent director” under NASDAQ and SEC rules played an important role in such evaluation.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING

David L. Brown, age 59, has served as our Chief Executive Officer since August 2000, as Chairman of the Board of Directors since October 2000, and as a member of our Board of Directors since August 1999. Mr. Brown is also President and has served in that position since October 2009, and previously from August 1999 until March 2000, and from August 2000 until September 2007. Mr. Brown was a managing partner of Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company in 1997, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999. Mr. Brown holds a B.A. from Harvard University.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee continue to believe that Mr. Brown is well qualified to serve as a director of the Company. Specifically, when previously evaluating Mr. Brown’s qualifications, the Board and the Nominating and Corporate Governance Committee considered his valuable contributions in leadership to the Company for the past 13 years and his prior years of employment with a private equity firm and a technology services company as qualifications which would be beneficial in his role as a Board member.

Timothy I. Maudlin, age 62, has served as a member of the Company’s Board of Directors since February 2002 and was appointed Lead Director in January 2007. He is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Maudlin was also a director of Sucampo Pharmaceuticals, Inc., a NASDAQ-listed pharmaceutical company, a position held from September 2006 to February 2013. Since May 2008, Mr. Maudlin has been the Chair of the Audit Committee, the Lead Director since May 2010, and the Chair of the Nominating and Governance Committee since March 2012 of Exact Target, Inc., a NYSE-listed cross-channel, interactive marketing company. From August 2008 until its sale in 2011, Mr. Maudlin was a director of MediaMind Technologies, Inc., a NASDAQ-listed advertising management solutions company. Mr. Maudlin served as a managing partner of Medical Innovation partners, a venture capital firm from 1989 through 2008. Mr. Maudlin is also a member of the Board of Newegg, Inc., a privately-held ecommerce company, and he is Chairman of the Audit Committee and the Nominating and Corporate Governance Committee, and a member of the Compensation Committee. Mr. Maudlin is a certified public accountant and holds a BA from St. Olaf College and a M.M. from Kellogg School of Management at Northwestern University.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee continue to believe that Mr. Maudlin is well qualified to serve as a director of the Company. Specifically, when previously evaluating Mr. Maudlin’s qualifications, the Board and the Nominating and Corporate Governance Committee considered his experience as a board member over the last 10 years of a number of public and private companies and his 20 years as the managing partner of a venture capital firm as qualifications that would be used to help in the Board’s oversight role in guiding the Company on its business strategy, public company reporting requirements, and financial oversight responsibilities. In addition, his current status as an “independent director” under NASDAQ and SEC rules played an important role in such evaluation.

Anton J. Levy, age 38, has served as a member of the Company’s Board of Directors since October 27, 2011. He is also a member of the Compensation Committee. Mr. Levy is a managing director at General Atlantic, LLC, a global growth equity firm, where he has worked since August 1998 and he leads its Global Internet and Technology practice and serves on its Executive Committee. Mr. Levy has worked with many of General Atlantic’s global portfolio companies and is a director on several of these companies, including Affinion Group, Red Ventures LLC, Gilt Groupe, Inc., and Klarna AB, and manages a number of the General Atlantic’s other investments in the internet, marketing services, and media areas. Prior to joining General Atlantic, Mr. Levy was investment banker with Morgan Stanley & Co. from July 2006 to July 2008. Mr. Levy formerly served on the board of Dice Holdings, Mercado Libre, AKQA Holdings Inc., and Zantaz, Inc. Mr. Levy received his B.S. from the University of Virginia with degrees in Finance and Computer Science, and his MBA from Columbia University Graduate School of Business.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee continue to believe that Mr. Levy is well qualified to serve as a director of the Company. Specifically, when previously Mr. Levy’s qualifications when Mr. Levy was appointed to the Board as part of the Network Solutions acquisition, the Board and the Nominating and Corporate Governance Committee considered his experience as a managing director at General Atlantic, LLC, a global growth equity firm, where he leads its global internet and technology practice as experience which would be instrumental in helping guide the Company’s overall business strategy, as well as his experience as serving on a number of private and public companies’ boards of directors as important in the Board’s oversight of the Company’s public company reporting obligations. In addition, his current status as an “independent director” under NASDAQ and SEC rules played an important role in such evaluation.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Hugh M. Durden, age 70, has served as a member of the Company’s Board of Directors since January 2006. He is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Durden is currently Chairman of the Alfred I. DuPont Testamentary Trust, and a director of the Nemours Foundation since July 1997. He is also Chairman of the Investment Committee for the EARTH University Endowment Trust. From January 1994 until December 2000, Mr. Durden served as President of Wachovia Corporate Services, and Executive Vice President of Wachovia Corporation, a banking corporation. Mr. Durden holds a B.A. degree from Princeton University and an M.B.A. from the Freeman School of Business at Tulane University.

Based on his specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee continue to believe that Mr. Durden is well qualified to serve as a director of the Company. Specifically, when previously evaluating Mr. Durden’s qualifications, the Board and the Nominating and Corporate Governance Committee considered his over 30 years of experience in corporate finance and his MBA in finance and considered his skills and experience as those that will be used to help guide the Company with its financial strategy. In addition, his current status as an “independent director” under NASDAQ and SEC rules played an important role in such evaluation.

Deborah H. Quazzo, age 52, has served as a member of the Board since her appointment on January 6, 2011. She is a member of the Audit Committee and the Nominating and Corporate Governance Committee. She is the Managing Partner of GSV Advisors, a merchant bank providing advisory and investment services to the education and business services sectors, and has been in this position since April 2009. She was co-founder and President of ThinkEquity Partners, an investment bank from 2001 until 2007, when it was acquired by London-based Panmure Gordon, and she served on the Board of Directors of Panmure Gordon from March 2007 to October 2008. Prior to 2001, she was Managing Director of the Investment Banking Division of Merrill Lynch & Co., and previously held positions with JP Morgan. She holds a BA degree from Princeton University and a MBA from Harvard Business School.

Based on her specific experience, qualifications, attributes and skills, the Board and the Nominating and Corporate Governance Committee continue to believe that Ms. Quazzo is well qualified to serve as a director of the Company. Specifically, when previously evaluating Ms. Quazzo’s qualifications, the Board and the Nominating and Corporate Governance Committee considered her financial and entrepreneurial experience and considered her skills and experience in creating and growing businesses as a valuable asset to the Company. In addition, her current status as an “independent director” under NASDAQ and SEC rules played an important role in such evaluation.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under NASDAQ listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Durden, Mr. Facchina, Mr. Levy, Mr. Maudlin, Mr. McCoy, and Ms. Quazzo. In making this determination, the Board found that none of the independent directors or nominees for director has a material or other disqualifying relationship with the Company. Mr. Brown, the Chief Executive Officer and President of the Company, is not an independent director.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met eight times during the last fiscal year. Each incumbent Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which each director served, held during the period for which each person was a director or committee member, respectively.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

On January 25, 2007, the Board documented the governance practices followed by the Company by adopting Corporate Governance Principles to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The principles are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Principles set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance, evaluation and succession planning, and board committees and compensation. The Corporate Governance Principles were adopted by the Board to, among other things, reflect the changes to the NASDAQ listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Principles, as well as the charters for each committee of the Board, are periodically reviewed by the Board, and may be viewed at http://ir.web.com/documents.cfm.

As required under applicable NASDAQ listing standards, in the fiscal year ended December 31, 2012, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Mr. Maudlin, Lead Director and chairman of the Audit Committee, presided over the executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit, Compensation, or Nominating and Corporate Governance Committees.

Mr. Brown serves as Chairman of the Board, Chief Executive Officer and President. The Company believes that by having a combined Chief Executive Officer and Chairman of the Board role, it helps to ensure that the Board and management act with a common purpose. It is the Company’s view that separating the position of Chief Executive Officer and Chairman of the Board has the potential to give rise to a divided leadership, which could interfere with good decision-making and weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining these two positions provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that this combination serves to act as a bridge between management and the Board, facilitating the regular flow of information, and knowledge of the Company (as is the case with Mr. Brown), as compared to a relatively less informed independent Chairman of the Board.

The Board appointed Mr. Maudlin as Lead Director to help reinforce the independence of the Board as a whole. Mr. Maudlin’s responsibilities as Lead Director include: presiding at all executive sessions of the Board and giving the Chairman and CEO feedback on matters discussed; reviewing and providing input with respect to possible agenda items to be presented at the meeting; serving as principal liaison between the Chairman and the other independent directors of the Board; providing feedback to the Chairman and acting as a sounding board with respect to strategies, accountability, relationships and other issues; overseeing that the Board discharges its responsibilities, ensuring that the Board evaluates the performance of management objectively and that the Board understands the boundaries between the Board and management responsibilities. Mr. Maudlin, in his position as Lead Director, plays a significant role in the Board’s leadership and his leadership is key to maintaining the independence of the Board.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as having oversight of the enterprise risk management of the Company. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the current membership and the meeting information for the fiscal year ended December 31, 2012 for each of the Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Hugh M. Durden	x	x*
Philip J. Facchina		x	x
Anton J. Levy(1)		x
Timothy I. Maudlin	x*	x
Robert S. McCoy, Jr.	x		x*
Deborah H. Quazzo	x		x
Total meetings in fiscal year 2012	7	5	2

*	Committee Chairperson.
(1)	Appointed to the Compensation Committee in February 2012.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” set forth in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. During 2012 the Audit Committee met four times in executive session with the Company’s independent auditor.

The Audit Committee reviews with management and the Company’s auditors, the Company’s guidelines and policies with respect to risk assessment, risk management, financial risk exposure, and the steps that management takes in its risk assessment procedures and controls. The Audit Committee charter was amended in February 2012 and gives specific authority to the Audit Committee for this assessment of risk, and for oversight of the enterprise risk management of the Company. A copy of the Amended and Restated Charter of the Audit Committee is attached as Appendix A to this proxy statement.

The Audit Committee charter can be found on the Company’s website at http://ir.web.com/documents.cfm and is also attached to this proxy statement. The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as required by Rule 5605 of the NASDAQ Listing Rules). The Board has determined that Mr. Maudlin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules based on a qualitative assessment of Mr. Maudlin’s level of knowledge and experience.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of the Company’s other filings under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls. Management is responsible for preparing the financial statements and for establishing and maintaining adequate internal control over financial reporting. The external auditors are responsible for performing an independent audit of those financial statements and an independent audit of the effectiveness of our internal controls over financial reporting.

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Rule No. 1, which relates to Ernst & Young LLP’s independence from the Company and its related entities, and has discussed their independence from the Company, including whether Ernst & Young LLP’s provision of non-audit services was compatible with that independence.

Committee Member Independence and Financial Expert

From January 1, 2012 to December 31, 2012, the Audit Committee was comprised of Messrs. Maudlin (Chair), Durden, and McCoy and Ms. Quazzo, all of whom satisfied the independence criteria of the NASDAQ listing standards for serving on an audit committee. SEC regulations require the Company to disclose whether its Board has determined that a director qualifying as a “financial expert” serves on the Company’s Audit Committee. The Board made a qualitative assessment of Mr. Maudlin’s level of knowledge and experience based on a number of factors, including, but not limited to, his formal education and previous experience as an audit manager with Arthur Andersen and as a chief financial officer, his understanding of internal controls and procedures for financial reporting, and an understanding of audit committee functions and responsibilities, and the Board has determined that Mr. Maudlin qualifies as a “financial expert” within the meaning of such regulations.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2012, be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Timothy I. Maudlin, Chair
Hugh M. Durden
Robert S. McCoy, Jr.
Deborah H. Quazzo

COMPENSATION COMMITTEE

The Compensation Committee of the Board generally reviews and approves the overall compensation policies, plans and programs for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; reviews and, in consultation with the Nominating and Corporate Governance Committee, recommends to the full Board compensation for independent directors; and administers the Company’s stock option and purchase plans, stock bonus plans, deferred compensation plans and other similar programs. However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making information available to the Board, present executive compensation matters to the entire Board for its review and approval. Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings. The Compensation Committee charter can be found on the Company’s corporate website at http://ir.web.com/documents.cfm. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605 of the NASDAQ Listing Rules).

During 2012 the Compensation Committee met five times in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms.

In connection with setting board and executive compensation for the fiscal year ended December 31, 2012, the Compensation Committee engaged PRM Consulting Group (“PRM”), a compensation consulting firm, to evaluate the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals and to assist in refining the Company’s compensation strategy. As part of its engagement, PRM helped the Compensation Committee develop a comparative group of companies and performed analyses of compensation levels for that group. The specific duties of PRM in 2012 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement. No additional services in excess of $120,000 were performed by PRM.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee generally acts on all equity awards to be granted under each of the Company’s Equity Incentive Plans at its regularly scheduled meetings, although from time to time, grants may be made outside of these regularly scheduled meetings to accommodate special business needs.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation as necessary throughout the year. The Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider materials such as financial reports and projections, operational data, tax and accounting information, summary descriptions of the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Chief Executive Officer and the Compensation Committee’s compensation consultant.

The specific determinations with respect to executive compensation for fiscal 2012 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2012 to December 31, 2012, the Compensation Committee was reconstituted to be: Messrs. Durden (Chair), Maudlin, Facchina, and Levy as members. No member of the Compensation Committee is an officer or employee of the Company, and none of the Company’s executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee. Each of the Company’s directors holds Web.com’s securities as set forth under the heading “Security Ownership of Certain Beneficial Owners and Management ..”

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Compensation Committee shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of the Company’s other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

COMPENSATION COMMITTEE

Hugh M. Durden, Chair
Timothy I. Maudlin
Philip J. Facchina
Anton J. Levy

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee charter can be found on the Company’s corporate website at http://ir.web.com/documents.cfm. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605 of the NASDAQ Listing Rules).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may consider age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. During 2012 the Nominating Committee met one time in executive session.

When considering candidates for director, the Nominating Committee takes into account a number of factors, including whether the candidate is independent from management and the Company, whether the candidate has the relevant business experience, the composition of the existing board, and his/her contribution to the Company and its shareholders. In addition, all candidates must meet the requirements set forth in our Corporate Governance guidelines, such as business experience and qualification as independent. The candidates should be of the highest integrity, possess mature judgment essential to effective decision making, and be able to devote the required amount of time to the work of the Board, and one or more of its committees. The Nominating and Corporate Governance Committee does not have a formal policy on diversity. Candidates for board membership are evaluated using the criteria identified above.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, and has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock.

At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Web.com at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and communications not requiring Board consideration). The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relates to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted the Web.com Group, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at http://ir.web.com/documents.cfm. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young has audited the Company’s financial statements since 2002. Representatives of Ernst & Young are expected to be present at the annual meeting at which they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain Ernst & Young as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT AUDITORS

Ernst & Young audited the accounts of the Company and its consolidated entities and performed other services for the year ended December 31, 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2012 and 2011, by Ernst & Young, the Company’s principal accountant (all fees described below were approved by the Audit Committee):

	Fiscal Year Ended December 31,
	2012	2011
	(in thousands $)
Audit Fees	950	973
Audit-Related Fees(1)	—	72
Tax Fees(2)	20	—
All Other Fees(3)	2	2

(1)	Includes due diligence related to acquisition
(2)	It includes fees for tax compliance services.
(3)	Subscription to EY Online, a research tool of Ernst & Young.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered accounting firm, Ernst & Young. While the Audit Committee Charter permits the Audit Committee to delegate pre-approval authority to one or more individuals, as well as to the pre-approval of defined categories of services, the Audit Committee has not yet done so. To date, all pre-approval has been given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence. In 2012 the Audit Committee approved 100% of all the services performed by Ernst & Young.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITORS
FOR YEAR ENDED DECEMBER 31, 2013

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2012 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis,” the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, The Compensation Committee, which is responsible for designing and administering our executive compensation program, continuously refines the Company’s executive compensation structure and processes, consistent with evolving corporate governance practices and the views of our stockholders. The Compensation Committee designs our executive compensation programs to focus executive decision making on our overall business strategy, reinforce a pay for performance culture, remain responsible in the face of economic adversity, and allow the Company to attract and retain executives with the skills critical to the Company’s long-term success. We believe that our compensation philosophy provides a very real linkage between Company results, stockholder value and executive compensation. We encourage you to carefully review the “Compensation Discussion and Analysis” for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in 2012.

The Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This non-binding advisory vote is commonly referred to as a “say on pay” vote. Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2014 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A NON-BINDING ADVISORY VOTE “FOR”
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED
IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 8, 2013 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Greater Than 5% Holder:
NWS Holdings LLC(2) c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830	5,800,150	11.6787
Wellington Management Company, LLC 280 Congress Street Boston, MA 02210	5,413,037	10.8992
FMR, LLC 82 Devonshire Street Boston, MA 02109	5,250,172	10.5713
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	2,635,016	5.3056
Executive Officers and Directors:
David L. Brown(3)	2,273,058	4.576
Kevin M. Carney(4)	640,627
Jason T. Teichman(5)	207,545	*
Roseann Duran(6)	252,255
Hugh M. Durden(7)	174,322	*
Philip J. Facchina(8)	95,745	*
Anton J. Levy(9)	5,843,722
Timothy I. Maudlin(10)	265,801	*
Robert S. McCoy, Jr.(11)	156,156	*
Deborah M. Quazzo(12)	81,845	*
All current executive officers and directors as a group (10 persons)(13)	4,190,926

(1)	This table is based upon information supplied by officers, directors and stockholders and Schedules 13G filed with The Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 49,664,157 shares outstanding as of March 8, 2013, adjusted as required by rules promulgated by the SEC.
(2)	NWS Holdings LLC has shared voting and shared dispositive power of the 5,800,150 shares of stock in conjunction with: GA-NWS Investor, LLC; General Atlantic Partners 83, L.P.; GAP-W, LLC; GapStar, LLC; GAPCO GmbH & Co. KG; GAP Coinvestments CDA, L.P.; GAP Coinvestments III, LLC; GAP Coinvestments IV, LLC; GAPCO Management GmbH; General Atlantic GenPar, L.P; and General Atlantic LLC.

(3)	Includes 36,414 shares held by Atlantic Teleservices, L.P. (“Atlantic Teleservices”); 68 shares held by Mr. Brown’s wife; 68 shares held by Mr. Brown’s son; and 1,115,853 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013. Mr. Brown is a member of CIMC Atlantic II, LLC, which is the general partner of Atlantic Teleservices, and Mr. Brown has voting and investment power with respect to these shares together with Mr. Alton G. Keel, Jr. As of March 15, 2013, these 36,414 shares were sold on the open market and the majority of the proceeds from the sale will be distributed to Atlantic Teleservices as stockholder, and the remaining proceeds will be used to cover the operating expenses of CIMC Atlantic and dissolution of Atlantic Teleservices.
(4)	Includes 399,476 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013.
(5)	Includes 49,141 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013.
(6)	Includes 142,042 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013.
(7)	Includes 123,572 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013, and 30,000 restricted stock units, issuable in stock upon retirement from the Board.
(8)	Includes 43,533 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013.
(9)	Includes 26,822 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2012, and includes 5,800,150 shares of stock held by NWS Holdings LLC, in conjunction GA-NWS Investor, LLC; General Atlantic Partners 83, L.P.; GAP-W, LLC; GapStar, LLC; GAPCO GmbH & Co. KG; GAP Coinvestments CDA, L.P.; GAP Coinvestments III, LLC; GAP Coinvestments IV, LLC; GAPCO Management GmbH; General Atlantic GenPar, L.P; and General Atlantic LLC (collectively, the “GA family”). Mr. Levy disclaims beneficial ownership of such shares beneficially owned by NWS Holdings, except to the extent of his pecuniary interest therein.
(10)	Includes 150,239 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013; 40,972 shares held by Mr. Maudlin’s wife; and 30,000 restricted stock units, issuable in stock upon retirement from the Board.
(11)	Includes 100,656 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013, and 30,000 restricted stock units, issuable in stock upon retirement from the Board.
(12)	Includes 42,145 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013.
(13)	Includes 2,193,479 shares issuable upon the exercise of options exercisable within 60 days after March 8, 2013.
*	Less than 1%.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of the equity compensation plans as of December 31, 2012 are summarized as follows:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,964,993	$9.68	3,261,242
Equity compensation plans not approved by security holders	847,586	$9.29	0
Total	6,812,579	$9.63	3,261,242

The following table sets forth information with respect to grants made in fiscal year 2012 under the 2005 Non-Executive Director Plan, Amended and Restated 2008 Equity Incentive Plan, and 2005 Equity Incentive Plan to each of the named executive officers and the various indicated groups.

Name	Stock Options #	Restricted Stock #
David L. Brown*	185,000	185,000
Kevin M. Carney*	60,000	60,000
Jason Teichman*	52,500	52,500
Roseann Duran*	30,000	30,000
Hugh M. Durden**	18,625	4,250
Philip J. Facchina**	16,250	4,250
Anton J. Levy**	15,625	4,250
Timothy I. Maudlin**	22,625	5,000
Robert S. McCoy, Jr.**	17,625	4,250
Deborah H. Quazzo**	16,250	4,250
Total:	434,500	353,750

* NEO’s and other senior executives:	472,500	472,500
** Non-Employee Directors:	107,000	26,250
All other non-executive employees as a whole:	1,207,350	0

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

There have been no late Section 16 filings for all Reporting Persons during the 2012 fiscal year.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s executive officers, including their ages as of December 31, 2012.

Name	Age	Position
David L. Brown	59	Chairman, Chief Executive Officer and President
Kevin M. Carney	49	Executive Vice President and Chief Financial Officer
Jason T. Teichman	38	Executive Vice President and Chief Marketing Officer
Roseann Duran	60	Executive Vice President and Chief People Officer

David L. Brown has served as our Chief Executive Officer since August 2000, as Chairman of the Board since October 2000, and as a member of our Board since August 1999. Mr. Brown is also President of the Company and has served in that position since October 2009, and previously from August 1999 until March 2000, and from August 2000 until September 2007. Mr. Brown was a managing partner of Atlantic Partners Group, a private equity firm, from March 2000 until August 2000. Prior to joining us, Mr. Brown founded Atlantic Teleservices, a technology services company in 1997, and served as its Chief Executive Officer from 1997 until its acquisition by the Company in August 1999. Mr. Brown holds a B.A. from Harvard University. Mr. Brown has directed the Company’s acquisitions, integration and product development efforts, and the growth of the Company since the Company went public in 2005.

Kevin M. Carney has served as the Company’s Executive Vice President and Chief Financial Officer since October 27, 2011 and as Senior Vice President and Chief Financial Officer since January 2002. Mr. Carney served as director of finance from September 2000 until January 2002 and from August 1999 until June 2000. Mr. Carney was employed by Atlantic Partners Group, a private equity firm, from June 2000 until September 2000. Prior to joining us, Mr. Carney served as the chief financial officer of Atlantic Teleservices, a technology services company, from June 1998 until its acquisition by us in August 1999. Mr. Carney is a certified public accountant and holds a B.S. in accounting and finance from Boston College.

Jason T. Teichman has served as the Company’s Executive Vice President and Chief Marketing Officer since October 27, 2011 and as its Chief Marketing Officer from August 2010. He was previously Senior Vice President of Marketing and Products at Register.com, a web domain company, from January 2010 until its acquisition by the Company in July 2010. Prior to Register.com, he was General Manager for Online at Affinnova, a consumer analytics company. From 2004 to 2007, he held several management positions at American Express, a financial services company, with his most recent position being Vice President of Marketing of the Consumer Card Group. He has a B.A. degree from the University of Michigan.

Roseann Duran has served as the Company’s Executive Vice President and Chief People Officer since October 27, 2011, and as its Senior Vice President and Chief People Officer from August 2010. From March 2002 until August 2010, she was Senior Vice President and Chief Marketing Officer. Ms. Duran was managing partner and founder of Odyssey, Inc., a Company specializing in strategic planning and marketing for small businesses and internet companies from January 2001 until March 2002. From August 2000 until January 2001, Ms. Duran was Vice President of e-dr.com, a business-to-business internet company for eye care practitioners. Ms. Duran holds an undergraduate degree from Pennsylvania State University and an MBA from the University of North Florida.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our compensation programs is to ensure that we have talented executives and employees that we need to achieve our strategic plans and deliver financial returns to stockholders over the short and long term. To do this, we need to attract and retain talented managers and employees, and compensate them in a way that encourages and rewards their performance. Our compensation programs include salaries, a cash bonus plan that rewards annual performance, and a long-term equity plan that links the value the executive receives to the value of our company as measured by our stock price and company performance. Occasionally, if the Compensation Committee determines it is appropriate, it may authorize one-time equity awards for our executives. In certain instances, the Committee feels it is appropriate to structure equity awards with portions that are both more and less sensitive to our stock price, particularly since all equity awards are tied to the performance of our stock, thereby aligning the awards with the interests of our stockholders. Awards are balanced between short-term and long-term compensation to incent our executives to achieve superior operating and financial results every year while achieving long-term strategic objectives to drive stockholder value.

Consistent with our philosophy of paying for performance, the compensation realized by our executives was closely linked to our achievements and increases in stockholder value. The Compensation Committee believes that the compensation program gives the executive officers appropriate incentives, based on each officer’s responsibilities, achievements and ability to contribute to our performance, and that the executive officers and senior management make significant contributions toward creating stockholder value. The Compensation Committee believes that our compensation structure and practices encourage management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

Fiscal Year 2012 Performance

Our 2012 results reflected our successful integration of Network Solutions, a provider of global domain names, web hosting and online marketing services, which has created a company with an accelerating revenue growth profile and a subscriber base of over 3 million subscribers. Our total 2012 revenue, calculated in accordance with U.S. generally accepted accounting principles (GAAP), increased 105% to $407.6 million, compared to $199.2 million for 2011. Our 2012 cash flow from operations was $78.0 million compared to $14.9 million in 2011. Our net subscribers increased by 51,639 customers during the year ended December 31, 2012 as compared to a decrease of 51,097 customers during the same period ended December 31, 2011. Churn decreased during the period ending December 31, 2012 to 1% as compared to 2% for the same period in 2011. Average revenue per subscriber for the period ending December 31, 2012 increased to $13.44 compared to $13.36 for the same period in 2011(1). Finally, in 2012, we successfully refinanced our long-term debt with more attractive rates and further reduced our debt balance ahead of the prescribed schedule.

As a result, our stock performed well in 2012. Our closing stock price for December 31, 2012 was $14.80 compared to $11.45 on December 30, 2011. Our closing stock price on March 8, 2013 was $17.44.

Our goals for 2013 are to continue delivering consistent net subscriber growth, improving average revenue per user (ARPU) gains with new products and services, and continue to achieve best in class churn rates to meet our longer-term target of low-teens revenue growth, consistently high profitability margins and even faster growth in earnings through continued deleveraging.

(1)	The metrics for the year ended December 31, 2011 include the operating results of Network Solutions from October 28, 2011 through December 31, 2011. The metrics for the year ended December 31, 2012 include the entire year of operating results of Network Solutions.

Introduction

This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for the following executives (these named executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our “NEOs”):

David L. Brown	Chief Executive Officer and President
Kevin M. Carney	Executive Vice President and Chief Financial Officer
Jason T. Teichman	Executive Vice President and Chief Marketing Officer
Roseann Duran	Executive Vice President and Chief People Officer

2012 Compensation Program

The highlights of our 2012 compensation program include:

•	Our annual cash incentive program is designed to reward our NEOs for achieving targeted corporate and individual performance, and as a result, a material portion of the cash incentives paid under our annual incentive program in 2012 was paid as a result the Company’s achievement of increasing revenues, reducing churn, increasing subscribers, and integrating the Network Solutions business.
•	Our equity program for our NEOs consisted of stock options with exercise prices equal to 100% of the fair market value on the date of grant and restricted stock, each vesting over four years based on continued service. This program promotes employee retention, encourages executives to focus on creating meaningful stock price appreciation that is sustained over multiple years and also provides a meaningful ownership opportunity for executives.
•	Our 2008 Equity Incentive Plan prohibits the repricing of or the cancellation and re-granting of stock awards under the plan, unless our stockholders have approved such an action within 12 months prior to such event.
•	Pursuant to our Stock Ownership Guidelines, as of the end of 2012, our Chief Executive Officer currently held equity with a value in excess of three times his base salary, our Chief Financial Officer held equity with a value in excess of two times his base salary, our Chief Marketing Officer held equity with a value in excess of one time his base salary and our Chief People Officer held equity with a value in excess of one time her base salary.
•	Our NEOs are prohibited from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in Web.com stock.
•	Our Compensation Committee concluded that the risks arising from our employee compensation programs do not encourage excessive and unnecessary risk taking and that the level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company because:
-	significant weighting towards long-term incentive compensation in our programs discourages short-term risk taking;
-	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of potential (at risk) compensation; and
-	incentive awards are decided by the Compensation Committee.

Compensation Philosophy and Objectives

We believe that compensation of our NEOs should:

•	provide a means for us to attract, retain and reward talented executives who will contribute to our long-term success;
•	inspire our NEOs to achieve our business objectives; and
•	align the financial interests of the NEOs with those of our stockholders.

To achieve these objectives, we use a mix of compensation elements, including:

•	base salary;
•	annual cash incentives;
•	long-term equity incentives;
•	employee benefits and limited perquisites; and
•	change of control benefits and severance.

In determining the amount and form of these compensation elements, we may consider a number of factors in any given year, including:

•	Compensation levels paid by companies in our peer group and as reflected in published survey data, with a particular focus on having the target total cash and equity compensation levels at or around the 75th percentile of the compensation paid to similarly situated officers, if performance warrants. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;
•	Corporate and individual performance, as we believe this encourages our NEOs to focus on achieving the Company’s business objectives;
•	The need to motivate NEOs to address particular business challenges that are unique to any given year;
•	Internal pay equity of the compensation paid to one NEO as compared to another — that is, the compensation paid to each executive should reflect the importance of his or her role to the Company as compared to the roles of the other executives — as we believe this contributes to retention and a spirit of teamwork among our executives;
•	The experiences and individual knowledge of the members of our Board regarding compensation programs generally and at other companies on whose boards they may serve;
•	The recommendations of our Chief Executive Officer and the Compensation Committee’s independent compensation consultant;
•	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and
•	Individual negotiations with NEOs, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer to come work for us, or foregoing other compensation opportunities with other prospective employers to continue to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of seamless transitions.

Although the Compensation Committee reviews from time to time the values of vested equity awards held by, and equity award profits realized by our executives, the increases or decreases in the value of equity awards that were previously granted have no significant impact in the determination of current levels of cash or equity-based compensation.

Role of our Compensation Committee

Our Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to our executives and employees, including the administration of our equity plans and employee benefit plans. As part of this responsibility, the Compensation Committee establishes, reviews and modifies the compensation structure for our NEOs. However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to the Board, present executive compensation matters to the entire Board for their review and approval. With respect to the executive compensation decisions in 2012, due to the relatively small size of the Board, the Compensation Committee presented its recommendations on base salary, target bonus levels and equity awards for the NEOs to the Board for discussion and approval by the independent, outside, non-employee members of the Board. The Board approved the Compensation Committee’s recommendations as presented.

As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information, summary descriptions of the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, our stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of the Chief Executive Officer and the Compensation Committee’s compensation consultant.

Last year we conducted our second advisory vote on executive compensation at our 2012 Annual Meeting. While this vote was advisory and therefore not binding on us, our board of directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our board of directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the 2012 Annual Meeting, 82% of the votes cast on the advisory vote on executive compensation proposal (Proposal 3) were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. Our board of directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the voting results. In considering the results of this most recent favorable advisory vote on executive compensation, the Compensation Committee and our Board take note that the Company’s current executive compensation program has been effective in implementing the Company’s stated compensation philosophy and objectives.

Role of the Compensation Consultant

In connection with making its recommendations for executive compensation for 2012, the Compensation Committee continued to engage PRM Consulting Group, Inc. (“PRM”) to act as its compensation consultant. The Compensation Committee directed PRM to provide its analysis of whether our existing compensation strategy and practices were consistent with our compensation objectives and to assist the Compensation Committee in modifying our compensation program for executive officers to better achieve our objectives. As part of its duties, PRM provided the Compensation Committee with the following services:

•	reviewed and provided recommendations on the composition of the peer group;
•	provided compensation data for similarly situated executive officers at the peer group companies as well as compensation survey data from published survey sources;
•	conducted an annual review of the compensation arrangements for the NEOs and other senior officers, including providing advice on the design and structure of our annual management bonus plan and executive equity programs, including equity mix, and target grant levels;
•	provided advice on compensation for all other senior officers;
•	conducted a review of compensation for the Board, and provided recommendations to the Compensation Committee regarding the Board pay structure;
•	updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation; and
•	reviewed the Compensation Discussion and Analysis for inclusion in the 2013 proxy statement. PRM does not regularly attend meetings of the Compensation Committee. In 2012, the Chairman of the Compensation Committee reviewed with all members of the Compensation Committee, without management present, the information that PRM provided to the Compensation Committee. As discussed below under “Role of Management,” our Human Resources, Finance and Legal departments worked with PRM to provide PRM with the information it needed about us and our compensation programs for PRM to provide its services to the Compensation Committee.

We pay the cost for PRM’s services. However, the Compensation Committee retains the sole authority to direct, terminate or continue PRM’s services. PRM did not provide any other services to the Company in 2012.

Role of Management

The Compensation Committee solicits and considers the Chief Executive Officer’s evaluation of the performance of each of the NEOs as well as his recommendations for adjustments to the compensation of each of the reporting NEOs. The evaluations and recommendations of the Chief Executive Officer are just one factor considered by the Compensation Committee, as further described above under “Compensation Philosophy and Objectives”.

The Chief Executive Officer participated in the executive session of the Compensation Committee related to the amount of the 2012 compensation packages for each of the reporting NEOs, but was not present for the Compensation Committee’s final recommendations or the Board’s approval of his 2012 compensation. Other members of management, including the Chief Financial Officer and senior human resources officer may attend portions of meetings of the Compensation Committee and the Board to provide information about or explanation of compensation recommendations. However, no executive officer was present or participated directly in the Compensation Committee’s or the Board’s final determinations regarding the amount of any component of his or her own 2012 compensation package.

Our Human Resources, Finance and Legal departments work with our Chief Executive Officer to design and develop compensation programs applicable to NEOs and other senior executives that the Chief Executive Officer recommends to the Compensation Committee. These departments also work with the Chief Executive Officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other Compensation Committee briefing materials and ultimately, to implement the decisions of the Compensation Committee. Members of these departments and the Chief Executive Officer also work separately with PRM to convey information on proposals that management may make to the Compensation Committee, as well as to allow PRM to collect information about us necessary to perform its services to the Compensation Committee.

Compensation Benchmarking

As noted above under “Compensation Philosophy and Objectives”, the Compensation Committee reviews relevant market and industry practices on executive compensation to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the executive officers’ interests with those of the stockholders.

To assist the Compensation Committee in its deliberations on executive compensation in 2012, PRM collected and analyzed compensation data from the peer group approved by the Compensation Committee. PRM drew this data for peer group companies from individual company proxy filings. PRM also provided data drawn from published surveys such as from Culpepper and Associates, Inc. The Compensation Committee uses the survey data to review trend in compensation, as well as to provide a frame of reference, but does not directly benchmark against the survey data. References in this Compensation Discussion and Analysis to the peer group company data are intended to also refer to the survey data, as applicable to the given decision.

Peer Group

In determining the peer group used for setting 2012 compensation, PRM worked with the Company’s Chief Executive Officer and Chief People Officer to develop a recommended list of peers for the Compensation Committee’s consideration. This recommended list contained companies that (1) PRM and the officers believed compete for talent with the Company, (2) were in the Internet software and services industry, and (3) were similar in size to the Company for 2012 — that is, in 2011 these companies had (i) median total assets of $801.89 million, (ii) median total market capitalization of $1,158.44 million, and (iii) median revenue growth of 4%. For fiscal year 2012, the Compensation Committee approved the recommended list of 16 peer group companies, without change from PRM’s recommendations:

Valueclick Inc.	Omniture Inc.	Earthlink Inc
United Online Inc	Monster Worldwide Inc	WebMD Health Corp.
Digital River Inc.	Vistaprint NV	Quinstreet Inc
Skillsoft plc	Rackspace Hosting Inc.	Realnetworks Inc.
Terremark Worldwide Inc.	Verisign Inc.	Websense

Competitive Positioning

In general, the Compensation Committee tries to provide for target total direct compensation (cash plus equity) levels at or around the 75th percentile of the total direct compensation provided to similarly situated officers employed by the peer group companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this 75th percentile positioning for target levels of compensation, the Compensation Committee generally sets the various compensation elements as follows:

•	base salaries at or around the median for the peer group companies;
•	target cash bonus compensation at a level such that, when combined with base salary, the target cash compensation is at the 75th percentile of the peer group companies; and
•	target equity compensation at a level such that, when combined with target cash compensation, target total cash and equity compensation is at the 75th percentile of the peer group companies.

The Compensation Committee believes targeting total cash and equity compensation at the 75th percentile is necessary to achieve the primary objectives, as described above, of our executive compensation program.

As can be seen from these percentages, the Compensation Committee’s approach to allocating compensation among the various components places significant emphasis on target incentive compensation (both cash and equity), since base salaries are targeted at the median. In doing so, a significant portion of the executive officers’ total compensation is performance-based, and therefore “at risk.” This allocation helps to implement a culture in which the officers know that their compensation, to a large extent, depends on our performance and their own individual performance. In assigning a value to target equity compensation, for these purposes, the Compensation Committee uses the actual grant value for restricted stock and restricted stock units and the estimated Black-Scholes value for options. Since incentive cash and equity awards have both upside opportunities and downside risks, the target percentages set at the beginning of a fiscal year may not equal the compensation actually earned later in that year.

However, as noted above under “Compensation Philosophy and Objectives,” benchmarking is not the only factor the Compensation Committee considers in setting total compensation or any one element of total compensation. Other factors, such as economic conditions, performance, internal pay equity and individual negotiations may play an important role with respect to the compensation offered to any NEO in any given year. We believe this approach helps us compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.

Compensation Elements and Determination of Compensation in 2012

Base Salary

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a significant portion of their compensation “at risk.” The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our executives. Therefore, base salaries need to be at levels that are competitive with salaries provided by the peer group companies, and so we generally target base salary levels at the median of our peer group companies.

Each year, the Compensation Committee reviews the annual salaries for each of the Company’s NEOs, considering whether existing base salary levels continue to be at the median for the peer group companies. In addition to considering the peer group data, the Compensation Committee may, but does not always, consider other factors, including the salary level negotiated by an executive in his or her existing employment agreement, broader economic conditions, our financial health, and whether the Compensation Committee is generally satisfied with an executive’s past performance and expected future contributions.

In the third quarter of 2011, the Compensation Committee approved increases to the base salaries for Messrs. Brown, Carney, and Teichman, as described in the table below. In making its determinations, the Compensation Committee considered the Chief Executive Officer’s recommendations, the Company’s anticipated acquisition of Network Solutions, and the Company’s financial performance during fiscal year 2011, and the determination based on the compensation study, was that the base salaries for these three named executive officers, were below the desired market positioning of the median of the peer group.

Name	Position	2011 Base Salary	2012 Base Base Salary	Market Position Percentile
David L. Brown	Chief Executive Officer and President	$560,000(1) $445,000	$560,000	104.5% of median
Kevin M. Carney	Executive Vice President and Chief Financial Officer	$350,000(1) $350,000	$350,000	102.6% of median
Jason T. Teichman	Executive Vice President and Chief Marketing Officer	$315,000(1) $250,000	$315,000	103.6% of median
Roseann Duran	Executive Vice President and Chief People Officer	$260,000(2)	$260,000	102.4% of median

(1)	On October 26, 2011, in anticipation of the acquisition of Network Solutions, the Compensation Committee approved a salary increase for Messrs. Brown, Carney and Teichman, to align their salaries with similarly-sized companies, with said salaries becoming effective on November 1, 2011.
(2)	Ms. Duran became a named executive officer on February 9, 2012.

Annual Cash Incentives

Variable Cash Compensation.  In addition to earning a base salary, the NEOs are eligible to earn additional cash compensation through annual (that is, short term) variable cash bonuses. We have structured our annual cash bonus program so that our executives’ cash compensation is significantly impacted by our overall financial performance, by rewarding our executives’ achievement against, or contributions to, our corporate and individual performance objectives. The Compensation Committee sets target bonus levels at a level to motivate executives to achieve Company-wide operating and strategic objectives, and to perform at the highest levels of their individual abilities. The Compensation Committee also recognizes the important role that variable cash compensation plays in attracting and retaining our executives, and therefore sets target bonus levels so that target total cash compensation falls at or near the 75th percentile for total cash compensation at the peer group companies. Therefore, since base salaries are targeted at the market median, a significant portion of our executive officers’ total cash compensation is “at risk,” helping us implement a culture in which the officers know that their compensation, to a large extent, depends on our performance and their own individual performance. In addition, in determining the target bonus opportunity for each named executive officer, the Compensation Committee believes, consistent with market practices that the target annual cash incentive opportunity should make up a larger portion of the NEOs target total cash compensation as the executive’s level of responsibility increases. Therefore, the target bonus percentage for the Chief Executive Officer is greater than the target bonus percentages for other NEOs.

The Compensation Committee generally starts the process of determining the target bonus levels, and the corporate and individual performance goals by which performance will be measured under the bonus program, in the last quarter before the start of the applicable year. As part of this analysis, the Compensation Committee considers the likely bonus payouts for the ongoing fiscal year. In the first quarter of the next year, the Compensation Committee reviews with the Company’s Chief Executive Officer the prior year’s financial results, budgets for the applicable year, and economic and the peer group data provided by PRM. The Chief Executive Officer then makes a recommendation to the Compensation Committee on the target bonuses that executives should be eligible to earn for the current year. The Compensation Committee reviews these recommendations, and makes the final determination of the corporate and individual performance goals for the applicable year, as well as the target bonus percentages.

In setting the goals for the year, the Compensation Committee generally considers corporate and individual performance but without reliance on specific formulas. The Compensation Committee may modify these goals at any time during the year. The Compensation Committee generally does not assign a particular weight to, or ascribe a specific dollar value to, any one of the corporate goals or individual performance achievements. Instead, at the close of the applicable fiscal year, the Compensation Committee comes to a general conclusion as to whether the corporate goals were met, whether the executive has performed his or her duties in a satisfactory manner, and whether there were any other extraordinary factors that should be considered in determining the amount of bonus earned for the year. The Compensation Committee may decide to pay bonuses to the executive officers even if our performance goals are not met in recognition of the executive’s individual performance throughout the year. In making the final decision on the amount of bonuses earned, if any, the Compensation Committee considers the review of the year-end financial results, the performance reviews for the reporting executive officers given by the Chief Executive Officer, as well as the Committee’s review of the Chief Executive Officer’s performance.

In sum, the amount of variable compensation that is actually earned by the NEOs is a discretionary determination made by the Compensation Committee without the use of pre-determined formulas. The Compensation Committee believes that maintaining discretion to evaluate our performance and the executive’s performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, is appropriate in responsibly discharging its duties.

In February 2012, the Compensation Committee selected the achievement of $80 million net income, and $487 million revenues, and these numbers were revised to be $76.9 million non-GAAP earnings and $489 million revenues in July 2012 and further approved by the Compensation Committee of the Board on July 25, 2012, as the primary corporate performance goals for 2012 (together, the “Company Goals”). The Compensation Committee picked these goals because it felt they were the best indicators of the achievement of the execution of our operating plan in 2012, and the factors that would be most critical to increasing the value of our common stock, thereby aligning the financial interests of the NEOs with those of the stockholders. If we did not achieve both Company Goals, the Compensation Committee still had the discretion to award bonuses. Overachievement of both Company Goals would result in bonus payouts above the target levels. Revenue was calculated as GAAP revenue, adjusted to add back the impact of the fair market value adjustment to deferred revenue acquired in connection with the Network Solutions acquisition. In light of the importance of the Company Goals and the critical nature of the NEOs’ roles in achieving the Company Goals, the Compensation Committee did not set specific individual performance goals. Instead, the Compensation Committee decided that it would evaluate the individual’s performance based on a holistic consideration of the officer’s contributions over the course of the year, with the majority of the consideration in the determination of actual bonus size given to the achievement of the Company Goals.

In February 2012, the Compensation Committee also recommended to the Board for approval and the independent, outside, non-employee members of the Board approved, without change, the 2012 target cash bonus levels for Messrs. Brown, Carney, Teichman and Ms. Duran. Messrs. Brown’s and Carney’s target bonus level were increased in 2012, as the Compensation Committee determined that these percentages should be increased to a level that, when taken together with target salary amount, were at approximately the 75th percentile for target cash compensation for the peer group companies. Mr. Teichman’s and Ms. Duran’s target bonus levels were set for the first time in 2012.

In determining the actual payouts of bonus compensation payable to the NEOs, the Compensation Committee considered the achievement of the Company Goals, as well as the individual performance of each reporting NEO. In evaluating Mr. Brown’s individual performance, the Compensation Committee considered certain qualitative and intangible factors, such as Mr. Brown’s leadership and his vision for us, which the Compensation Committee believes has played a vital part in our success to date. In particular, in 2012, Mr. Brown improved stockholder value by spearheading the successful integration of Network Solutions following the acquisition, refinancing our long-term debt to more attractive rates and reducing our debt balance ahead of schedule, helping to preserve capital in a challenging economic climate, generating strong cash flow, stabilizing revenues, adding new partners, growing our subscriber base, and further expanding our ecommerce business.

In evaluating Mr. Carney’s performance, the Compensation Committee considered certain subjective, qualitative and intangible factors, such as Mr. Carney’s financial and accounting expertise, his management of the our finances, in particular, by refinancing our long-term debt to more attractive rates and reducing our debt balance ahead of schedule, his assistance in the integration of Network Solutions following the acquisition, and his continued development of our Sarbanes-Oxley procedures, including our risk management program.

In evaluating Mr. Teichman’s performance, the Compensation Committee evaluated Mr. Teichman’s innovative methods which had greatly enhanced our performance and value to our stockholders, improvement with brand recognition, effective advertising and sponsorship campaigns.

Ms. Duran became an NEO on February 9, 2012. The Compensation Committee considered certain subjective, qualitative and intangible factors, including Ms. Duran’s assistance in managing the human resources involved in the integration of Network Solutions, implementing process improvements and compensation arrangements aimed at attracting and retaining employees.

Upon review of the Company’s performance against the Company’s Goals, and each individual performance, the Compensation Committee recommended, and the Board awarded bonuses to the NEOs for 2012, as set forth in the table below.

Name	Title	2011 Target Bonus	2012 Target Bonus	% Change From 2011	Market Position Percentile(1)	2012 Actual Bonus	2012 Cash Bonus
David L. Brown	Chairman, CEO and President	115%	140%	22%	Slightly below the 75th	140%	$784,000
Kevin M. Carney	EVP and Chief Financial Officer	75%	80%	7%	Slightly above the 75th	80%	$280,000
Jason T. Teichman	EVP and Chief Marketing Officer	65%	85%	31%	Slightly below the 75th	85%	$267,750
Roseann Duran	EVP and Chief People Officer	60%	75%	25%	Slightly above the 75th	75%	$195,000

(1)	Market positioning constitutes cash bonus compensation at the 75th percentile.

Long Term Equity Compensation

The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and our executives by creating a strong, direct link between employee compensation and stock price appreciation. The Compensation Committee also believes that if the NEOs own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value instead of short-term personal gain. The Compensation Committee also believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and employees.

The Compensation Committee generally makes awards of equity compensation so that, when the value of the equity is added to target total cash compensation, the target total cash and equity compensation opportunity falls at or near the 75th percentile for target total cash and equity compensation of similar executives at our peer group companies.

In addition, as noted above under “Compensation Philosophy and Objectives”, benchmarking is not the only factor that may be considered when setting equity compensation levels. As with cash incentive opportunities, in determining the equity opportunity for each NEO, the Compensation Committee believes, consistent with market position that the incentive opportunity should make up a larger portion of a NEOs target total compensation as the executive’s level of responsibility increases. Therefore, the equity awards for the Chief Executive Officer are generally greater than the equity awards granted to the other NEOs.

In determining the mix of equity — that is, as between options and stock awards, such as restricted stock and restricted stock units — the Compensation Committee generally considers the Black-Scholes value, the mix of awards granted by the peer group companies, and the number of shares available in the stock plan reserves.

We have historically granted stock options to the NEOs. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and vest based on continued service over a specified period (typically, four years). As a result of the way the stock options awards are structured, options provide a return to the executive only if he or she remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests.

In recent years, we have granted restricted stock awards to the executive officers, which have no exercise price and generally vest based on continued service over a specified period (typically, four years). Restricted stock awards provide some level of certain return, which the Compensation Committee believes has been necessary in recent years due to the volatility of the stock market generally, and in our stock price in particular. The Compensation Committee believes that the four-year vesting period encourages executives to think about longer term stock price performance and provides a retention incentive. The vesting of restricted stock awards and stock options is accelerated in the event of death, disability, normal retirement (that is termination of service on or after age 65), and/or the consummation of a change of control. The Compensation Committee believes these accelerated vesting provisions are appropriate because these terms are consistent with the vesting provisions of the peer group companies, and therefore allow us to attract and retain high quality executives. In addition, in the case of accelerated vesting upon a change of control, the accelerated vesting allows the executives to focus on closing a transaction that may be in the best interest of our stockholders, recognizing, it may otherwise result in a termination of their employment and therefore a forfeiture of their equity awards.

In the first quarter of 2013, the Compensation Committee recommended for approval, and the independent, outside non-employee directors approved, without change, the grant of options and restricted stock to Messrs. Brown and Carney as set forth in the table below. The Compensation Committee selected a mix of options and restricted stock awards covering an equal number of shares, because the Compensation Committee believes that by providing one-half of the executive’s pay with an equity award, it better aligns the interests of the NEO’s with those of our stockholders, as they would share in the rewards in our performance just as our stockholders would be. In making its determinations as to the aggregate size of the awards, the Compensation Committee considered the Chief Executive Officer’s recommendations for the other executive officers, the recommendations of PRM, peer data provided by PRM regarding the target mix of equity awards granted by peer companies. In addition, the Compensation Committee asked PRM to create a special reference set of data showing target incentive compensation only (that is, cash bonus and equity for the peer group companies). Based on this data, the Compensation Committee chose to take the average of the value of the incentive compensation at the 75th percentile.

Name	Title	Options	Restricted Stock	Market Positioning (percentile)(1)
David L. Brown	Chief Executive Officer and President	196,000	196,000	Slightly below the 75th
Kevin M. Carney	EVP and Chief Financial Officer	65,000	65,000	Slightly below the 75th
Jason T. Teichman	EVP and Chief Marketing Officer	45,000	45,000	Slightly below the 75th
Roseann Duran	EVP and Chief People Officer	24,000	24,000	Slightly below the 75th

(1)	Market positioning constitutes equity compensation at the 75th percentile.

Equity Compensation Policies

Grant Date Guidelines.  On March 19, 2007, we adopted written equity grant guidelines setting forth the grant practices and procedures for all equity awards. Pursuant to these guidelines, equity awards are generally made at regularly scheduled meetings. However, as necessary to meet business needs, the Compensation Committee or the Board may grant equity awards outside of those regularly scheduled meetings.

All stock option awards are granted with an exercise price equal to the fair market value of the underlying stock on the effective grant date (or, in accordance with the terms of our approved equity plans, the fair market value of the underlying stock on the date prior to the effective grant date, if an award is made on a non-trading day).

Stock Ownership Guidelines.  As part of our overall corporate governance and compensation practices, we have always encouraged our directors and executive officers to hold a significant equity interest in us. In light of current best practices in this area, the Board adopted stock ownership guidelines for our NEOs and Board members, effective March 2010. Under these guidelines, Mr. Brown must maintain a Required Market Value of Qualifying Shares equal to three times his base salary; Mr. Carney two times his base salary; and Mr. Teichman and Ms. Duran one times their base salaries. All NEOs have three years to achieve the required share ownership. We review compliance with this policy at a meeting of the Board held during the first quarter of each year. As of the record date, all of our NEOs who have been executive officers for the last three years had met these required levels. Mr. Teichman became a named executive officer on February 3, 2011 and will have three years from that date to achieve and maintain his required share ownership. Ms. Duran became a named executive officer on February 9, 2012 and will have three years from that date to achieve and maintain her required share ownership. The definition of Qualifying Shares includes the following:

•	Shares owned separately by the NEO, or owned either jointly with, or separately, by his immediate family members residing in the same household;
•	Shares held in trust for the benefit of the NEO or his immediate family members;
•	Shares purchased in the open market;
•	Shares held through our 401(k) Plan;
•	50% of vested stock options;
•	75% of restricted stock awards; and
•	75% of restricted stock units.

Special Transactions.  We have a policy that prohibits its executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Severance Benefits.  The employment of each of the NEOs is “at will.” However, each of the NEOs is eligible to receive severance benefits upon certain involuntary terminations of employment under the terms of their respective employment agreements, in the case of Messrs. Brown and Carney, and under the terms of the Company’s Executive Severance Plan, in the case of Mr. Teichman. The terms of the employment agreements with the NEOs are discussed more fully in the section below under the heading “Employment, Severance and Change of Control Agreements.” The terms of the Company’s Executive Severance Plan are discussed more fully in the sections below under the headings “Employment, Severance and Change of Control Agreements” and “Executive Severance Benefit Plan.” These agreements reflect the negotiations of each of the NEOs with us. The agreements and the Executive Severance Plan reflect our desire to maintain internal parity among the named executive officers with respect to their potential severance benefits. The Compensation Committee considers these severance benefits critical to attracting and retaining high caliber executives. In addition, the Compensation Committee believes that change of control severance benefits and accelerated vesting, if structured appropriately, serve to minimize the distractions to an executive and reduce the risk that an executive officer leaves our employment before an acquisition is consummated. We believe that the existing arrangements allow the executive officers to focus on continuing normal business operations and, in the case of change of control benefits, on the success of a potential business combination, rather than worrying about how business decisions that may be in our best interest will impact their own financial security. That is, these existing arrangements help ensure stability among the executive officer ranks, and will help enable the executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

We note that the tax “gross-up” payment provided in our Chief Executive Officer’s executive severance rights agreement was negotiated in 2008, and we have not renegotiated that provision with him in connection with any other changes to his arrangements. We note that such a provision is viewed currently by some stockholders as a “poor pay practice”. However, we are mindful that this provision was negotiated with our Chief Executive Officer in good faith by our Compensation Committee at the time it was entered into as part of a larger compensation package that was determined to be consistent with market practices at that time and necessary to retain the services of Mr. Brown, who has played such a central role in the Company’s success in the last 15 years. We also mindful that stockholder positions on particular pay practices like gross ups were solidified and published years after our arrangements were approved and executed. We expect to continue, on a going-forward basis, as we have in the past, to take account of stockholder positions as appropriate in our considerations of compensatory matters.

Personal Benefits.  We provide only limited perquisites to the NEOs. In considering potential perquisites, the Compensation Committee reviews the cost to us as compared to the perceived value to us. Under the terms of his employment agreement, we continued the life insurance policy purchased in 2008 for Mr. Brown, who holds the right to receive any death benefits that are paid under this policy. The face value of the policy is $2,000,000. In addition, we paid for the cost of a supplemental disability insurance policy for Mr. Brown, which policy provides coverage in addition to that provided under our broad based disability insurance policy, such that he will receive 75% of his salary in effect at the time the policy was issued in the event of a disability. These life and disability insurance policies were originally obtained as a result of negotiations with Mr. Brown over potential severance payments upon death or disability. The Compensation Committee decided that rather than pay severance upon disability or death out of our general assets, it was more cost effective to provide for these payments through insurance. The Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent and are consistent with benefits provided by peer group companies. Mr. Brown also received a tax gross up payment of $4,030 on the aggregate life insurance premiums for 2012, which the Compensation Committee felt was a minimal cost and consistent with the intention of providing Mr. Brown with the full value of the benefit of the insurance policies.

Non-Qualified Deferred Compensation Plan

On June 15, 2012 the Company and its executive officers entered into the Web.com Group, Inc. Non-Qualified Deferred Compensation Plan.

The purpose of the Non-Qualified Deferred Compensation Plan is to provide a select group of our management or highly compensated employees, who contribute significantly to our future business success, with supplemental retirement income benefits through the deferral of annual salaries and bonus compensation and through our additional discretionary matching contributions. These contributions are allocated to bookkeeping accounts under the Non-Qualified Deferred Compensation Plan and credited with a notional return based on investment funds designated by participating employees. The Non-Qualified Deferred Compensation Plan does not obligate us or any participating employee to make any particular level of contributions for the benefit of any participating employee; accordingly, the benefit amount payable under the Non-Qualified Deferred Compensation Plan to any participating employee is not presently determinable.

Participants are at all times fully vested in that portion of their accounts under the Non-Qualified Deferred Compensation Plan attributable to their own salary and bonus deferrals. Portions of such accounts attributable to our matching contributions are 50% vested after 2 years of service with us, 75% vested after 3 years of service with us, and 100% vested after 4 years of service with us. Notwithstanding the foregoing schedule, 100% vesting in such portions of accounts occurs upon a change in control of the Company, a participant’s disability, or a participant’s death.

Distribution of an account balance under the Non-Qualified Deferred Compensation Plan, to the extent vested, occurs following the earliest of a participant’s attainment of normal retirement age, separation from service, death, or disability, the occurrence of a change in control of the Company, or the termination of the Plan. In addition, that portion of the account that is attributable to salary and bonus deferrals may be distributed on a distribution date specified in the participant’s deferral election. Distributions are made in the form of either a lump sum or installments over a term not to exceed 5 years (or any other permissible schedule selected by the administrative committee and set forth in the participant’s election notice), as elected by the participant.

Supplemental Executive Retirement Plan

On June 15, 2012, we and our executive officers entered into the Web.com Group, Inc. Supplemental Executive Retirement Plan (“SERP”).

The purpose of the Supplemental Executive Retirement Plan is to provide a select group of our management or highly compensated employees, who contribute significantly to our future business success, with supplemental retirement income benefits through our discretionary contributions. These contributions are allocated to bookkeeping accounts under the Supplemental Executive Retirement Plan and credited with a notional return based on investment funds designated by participating employees. The Supplemental Executive Retirement Plan does not obligate us to make any particular level of contributions for the benefit of any participating employee; accordingly, the benefit amount payable under the Supplemental Executive Retirement Plan to any participating employee is not presently determinable.

Participants are 50% vested in their accounts under the Supplemental Executive Retirement Plan when they have completed 15 years of service with us, with vesting increasing by 10% for each completed year of service thereafter until 100% vesting is attained upon completion of 20 years of service. Notwithstanding the foregoing schedule, 100% vesting in such accounts occurs upon a change in control of the Company, a participant’s attainment of normal retirement age (completion of at least 5 years of service and attainment of at least age 62), a participant’s disability, or a participant’s death.

Distribution of an account balance under the Supplemental Executive Retirement Plan, to the extent vested, occurs following the earliest of (i) the later of a participant’s separation from service and attainment of age 55, (ii) the participant’s death, (iii) the participant’s disability, and (iv) the occurrence of a change in control of the Company. Such distributions are made in the form of either a lump sum or installments over a term not to exceed 5 years (or any other permissible schedule selected by the administrative committee and set forth in the participant’s election notice), as elected by the participant.

On January 30, 2013, the Compensation Committee approved a discretionary contribution to the SERP in the amount of $569,970, for the year ended December 31, 2012.

Employee Benefits

We provide the following benefits to the NEOs, on the same terms and conditions as provided to all other eligible employees:

•	health, dental insurance and vision;
•	basic life insurance;
•	medical and dependent care flexible spending account;
•	short-and long-term disability, accidental death and dismemberment; and
•	401(k) Plan, with discretionary, non-discriminatory Company matching contributions.

We believe these benefits are consistent with benefits provided by the peer group companies and help us to attract and retain high quality executives.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to its Chief Executive Officer and certain other highly compensated executive officers. Some types of compensation, including stock options and other compensation based on performance criteria that are approved in advance by stockholders, may be structured so as to be excluded from the deduction limit. We may grant and administer stock options in a manner that complies with the “qualified performance-based compensation” exemption under Section 162(m) of the Code. By contrast, because the vesting of the shares of restricted stock is not currently subject to the achievement of specified performance criteria, the current restricted stock awards do not qualify as performance-based compensation and accordingly the compensation expense related to such awards to the named executive officers will count toward the $1 million limit on deductibility.

To maintain flexibility in compensating the executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee will continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interest of the Company and its stockholders.

Accounting Considerations

We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is accrued. The accounting impact of our compensation programs is one of many factors the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Compensation Recovery Policy

We have included clawback provisions in the employment agreements of our Chief Executive Officer and Chief Financial Officer to attempt to recover cash bonus payments paid to them if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. Additionally, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. Further, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our compensation recovery policy once the Securities and Exchange Commission adopts final regulations on the subject.

Risk Analysis of Compensation Plans

The Compensation Committee reviews the compensation policies as generally applicable to our employees as a whole, and believes that these policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of the compensation policies and programs encourages the employees to remain focused on both our short-and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which the Compensation Committee believes encourages our employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2012 compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and President, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Marketing Officer, and Executive Vice President and Chief People Officer (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		$Bonus ($)		Option Awards ($)(7)	Restricted Stock ($)(7)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total
David L. Brown Chief Executive Officer and President	2012	560,000		784,000		608,381	1,367,268	__	24,778	3,344,427
	2011	560,000	(1)	1,250,000	(3)	408,828	872,716	__	24,105	3,111,649
	2010	405,673		410,000		511,878	972,000	__	22,221	2,321,772
Kevin M. Carney Executive Vice President and Chief Financial Officer	2012	350,000		280,000		200,487	433,971	__	7,500	1,271,958
	2011	350,000	(1)	85,000	(4)	134,610	273,644	__	4,181	1,347,435
	2010	261,538		160,000		172,610	324,000	__	3,912	922,976
Jason M. Teichman Executive Vice President and Chief Marketing Officer	2012	315,000		267,750		137,531	244,255	__	7,753	972,289
	2011	15,000	(2)	162,500		44,273	89,117	__	2,183	612,573
	2010	90,461		408,451	(5)	180,135	342,750	__	__	1,021,797
Roseann Duran Executive Vice President and Chief People Officer	2012	260,000		195,000		105,138	244,737	__	12,753	817,628
	2011	260,000		123,000	(6)	73,467	175,373	__	3,751	635,591

(1)	Mr. Brown’s annual salary was increased to $445,000 on February 2, 2011, and to $560,000 effective November 1, 2011, upon the closing of the acquisition of Network Solutions. Mr. Carney’s annual salary was increased to $285,000 effective February 2, 2011, and to $350,000 on November 1, 2011 upon the closing of the acquisition of Network Solutions.
(2)	Mr. Teichman’s 2011 annual salary was increased to $225,000 on July 1, 2011 and to $315,000 effective November 1, 2011 upon the closing of the acquisition of Network Solutions.
(3)	For Mr. Brown, in addition to the 2011 annual bonus amount of $500,000 paid in February 2012, the Compensation Committee awarded a bonus of $750,000 on August 9, 2011, as recognition of the successful integration of Register.com, Inc.
(4)	For Mr. Carney, in addition to the 2011 annual bonus amount of $210,000 paid in February 2012, the Compensation Committee awarded a bonus of $375,000 on August 9, 2011, as recognition of the successful integration of Register.com, Inc.
(5)	$283,451 was the bonus earned upon the sale of Register.com and $125,000 was a relocation bonus.
(6)	2011 bonus paid in 2012.
(7)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2013.

(8)	All “Other Compensation” includes the following payments made on behalf of the executives:

Name	Year	Life Insurance/ Disability Annual Premiums ($)	Gross Up of Life Insurance Premium ($)	401(k) Match ($)	Total ($)
David L. Brown	2012	13,248	4,030	7,500	24,778
	2011	13,247	4,030	6,828	24,105
	2010	13,248	2,997	5,976	22,221
Kevin M. Carney	2012	—	—	7,500	7,500
	2011	—	—	4,181	4,181
	2010	—	—	3,912	3,912
Jason Teichman	2012	—	—	7,753	7,753
	2011	—	—	2,183	2,183
	2010	—	—	—	—
Roseann Duran	2012	—	—	12,753	12,753
	2011	—	—	3,751	3,751

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under the Company’s 2005 Stock Option Plan (the “2005 Plan”) and the 2008 Equity Incentive Plan (the “2008 Plan”). Prior to the adoption of the 2005 Plan, the Company granted options to its executive officers under the 1999 Equity Incentive Plan (the “1999 Plan”). On September 30, 2007, each outstanding stock option to purchase shares of common stock of Web.com, Inc. (“Legacy Web.com”) converted into and became an option to purchase Company common stock, and the Company assumed such option in accordance with the terms of the stock option plan under which such option was issued (the “Legacy Web.com Plan”) subject to an option exchange ratio calculated in accordance with the Agreement and Plan of Merger and Reorganization executed on June 26, 2007 by and among the Company, Augusta Acquisition Sub, Inc., a wholly owned subsidiary of the Company, and Legacy Web.com.

As of December 31, 2012, (i) options to purchase a total of 1,926,009 shares and 1,406,750 shares of restricted stock were outstanding under the 2008 Plan and 2,646,542 shares remain available for grant under the 2008 Plan; (ii) options to purchase a total of 2,720,576 shares and 0 shares of restricted stock were outstanding under the 2005 Plan and 229,700 shares remained available for grant under the 2005 Plan; (iii) options to purchase a total of 822,744 shares were outstanding under the 1999 Plan; (iv) options to purchase a total of 41,099 shares were outstanding under the 2009 Inducement Plan; (v) options to purchase a total of 175,037 shares and 62,500 shares restricted stock were outstanding under the 2010 Inducement Plan; (vi) options to purchase a total of 18,644 shares were outstanding under the 2011 Inducement Plan; (vii) options to purchase a total of 631,450 shares were outstanding under the terms of the Legacy Web.com Plan; and (viii) options to purchase a total of 477,000 shares and 50,501 shares of restricted stock were outstanding under the Amended and Restated 2005 Non-Employee Directors’ Stock Plan. No shares remain available for grant under the 1999 Plan, the inducement plans or the Legacy Web.com Plan. The Company has never granted any stock appreciation rights.

Options granted generally vest monthly over four years, provided that the employee continues his or her employment with the Company. Accordingly, an option will provide a return to the employee only if he or she remains employed by the Company, and then only if the market price of the Company’s common stock appreciates over the option term. Restricted stock grants to executive officers will generally become unrestricted annually over a four-year period, provided that the executive officer continues to be employed by the Company.

The following tables show for the fiscal year ended December 31, 2012, certain information regarding options granted to, held at year end by, and exercised by the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN 2012

		Estimated future payouts under non-equity incentive plan awards			All Other Stock Awards Number of Shares of Stock or Units (#)(1)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David L. Brown(1)	2/8/2012	—	—	—	185,000	185,000	13.29	3,869,183
Kevin M. Carney(1)	2/8/2012	—	—	—	60,000	60,000	13.29	1,254,870
Jason T. Teichman	2/8/2012	—	—	—	52,500	52,500	13.29	1,098,011
Roseann Duran(1)	2/8/2012	—	—	—	30,000	30,000	13.29	627,435

(1)	Award of restricted stock. Restrictions lapse in equal annual installments over a four-year period and is payable in Company stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
David L. Brown	500,000	—		9.00	4/6/2015	623,000	9,220,400
	200,000	—		8.92	1/25/2017	__	__
	147,500	—		8.74	5/13/2018	__	__
	127,500	52,500	(1)	5.40	2/4/2020	__	__
	51,333	60,667	(2)	9.97	2/2/2021	__	__
	38,542	146,458	(3)	13.29	2/8/2022	__	__
Kevin M. Carney	89,168	—		2.00	11/26/2013	189,500	2.804,600
	80,000	—		9.00	4/6/2015	__	__
	25,000	—		11.25	2/24/2016	__	__
	70,000	—		8.92	1/25/2017	__	__
	46,000	—		8.74	5/13/2018	__	__
	42,500	17,500	(1)	5.40	2/4/2020	__	__
	17,417	20,583	(2)	9.97	2/2/2021	__	__
	12,500	47,500	(3)	13.29	2/8/2022	__	__
Jason T. Teichman	25,000	31,250	(4)	4.59	8/6/2020	90,000	1,332,000
	10,938	41,562	(3)	13.29	2/8/2022	__	__
Roseann Duran	20,000	—		9.00	4/6/2015	63,000	932,400
	15,000	—		11.25	2/24/2016	__	__
	30,000	—		8.92	1/25/2017	__	__
	25,000	—		8.74	5/13/2018	__	__
	29,750	12,250	(1)	5.40	2/4/2020	__	__
	7,333	8,667	(2)	9.97	2/2/2021	__	__
	6,250	23,750	(3)	13.29	2/8/2022	__	__

(1)	1/48th of the shares vest on each monthly anniversary of February 4, 2010 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company. The exercise price of these options was the closing price of the stock on February 4, 2010.

(2)	1/48th of the shares vest on each monthly anniversary of February 2, 2011 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company. The exercise price of these options was the closing price of the stock on February 2, 2011.
(3)	1/48th of the shares vest on each monthly anniversary of February 8, 2012 until all of the shares are fully vested; provided that no shares shall vest on any vesting date if on such date the option holder is not providing Continuous Service (as such term is defined in the 2005 Plan) to the Company. The exercise price of these options was the closing price of the stock on February 8, 2012.
(4)	50% of the stock options vest on the second anniversary measured from August 6, 2010, the date of grant, and the remaining 50% vest in equal monthly installments over the remaining 2 years. The exercise price of these stock options was the closing price of the stock on August 9, 2010.
(5)	Awards of restricted stock. For Mr. Brown, 264,000 shares will vest on the 4th anniversary of the date of grant which was February 4, 2009; 180,000 shares vest in equal annual installments measured from February 4, 2010, of which 90,000 shares are already vested; 112,000 shares vest in equal annual installments measured from February 2, 2011, of which 28,000 shares are already vested; and 185,000 shares vest in equal annual installments measured from February 8, 2012.

For Mr. Carney, 71,000 shares will vest on the 4th anniversary of the date of grant which was February 4, 2009; 60,000 shares vest in equal annual installments measured from February 4, 2010, of which 30,000 shares are already vested; 38,000 shares vest in equal annual installments measured from February 2, 2011, of which 9,500 shares are already vested; and 60,000 shares vest in equal annual installments measured from February 8, 2012.

For Mr. Teichman, 50% of the shares will vest on the second anniversary measured from the date of grant which was August 9, 2010, of which 37,500 shares are already vested, and the remaining 50% of the shares will vest in equal annual installments during the subsequent two years; and 52,500 shares vest in equal annual installments measured from February 8, 2012.

For Ms. Duran, 50,000 shares will vest on the 4th anniversary of the date of grant which was February 4, 2009; 42,000 shares vest in equal annual installments measured from February 4, 2010, of which 21,000 shares are already vested; 16,000 shares vest in equal annual installments measured from February 2, 2011, of which 4,000 shares are already vested; and 30,000 shares vest in equal annual installments measured from February 8, 2012.

(6)	Based on $14.80, the closing price of the stock on December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting #	Value Realized on Vesting ($)
David L. Brown	879,364	10,843,504	87,750	1,184,625	(1)
Kevin M. Carney	75,935	934,000	29,100	392,850	(2)
Jason T. Teichman	18,750	242,555	37,500	674,250	(3)
Roseann Duran	33,664	414,067	17,000	229,500	(4)
			50,000	797,000	(5)

(1)	Based on the closing price of $13.50, the closing price of the stock on March 2, 2012. Mr. Brown surrendered 31,984 shares to cover the applicable tax obligation.
(2)	Based on the closing price of $13.50, the closing price of the stock on March 2, 2012. Mr. Carney surrendered 10,608 shares to cover the applicable tax obligation.
(3)	Based on the closing price of $17.98, the closing price of the stock on August 9, 2012. Mr. Teichman surrendered 9,919 shares to cover the applicable tax obligation.
(4)	Based on the closing price of $13.50, the closing price of the stock on March 2, 2012.
(5)	Based on the closing price of $15.94, the closing price of the stock on October 30, 2012. Ms. Duran surrendered 18,225 shares to cover the applicable tax obligation.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows for the fiscal year ended December 31, 2012, certain information regarding non-qualified deferred compensation benefits for the Named Executive Officers.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David L. Brown	$11,999	$918	$387	—	$13,305
Kevin M. Carney	$11,999	$1,250	$383	—	$13,632
Jason T. Teichman	$11,999	$1,250	$288	—	$13,537
Roseann Duran	$11,999	$1,250	$374	—	$13,623

The purpose of the Non-Qualified Deferred Compensation Plan (NQDC Plan) is to provide a select group of our management and other highly compensated employees, who contribute significantly to our future business success, with supplemental retirement income benefits through the deferral of annual salaries and bonus compensation and through additional discretionary matching contributions by us. The availability of this benefit helps us retain these key employees and to attract new key employees.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The table below provides information regarding the discretionary Supplemental Retirement Plan (“SERP”) payment for each named executive officer of Company for the fiscal year ended December 31, 2012:

Name	Amount of Discretionary Payment Contributed to SERP
David L. Brown	$112,000
Kevin M. Carney	$52,500
Jason Teichman	$15,750
Roseann Duran	$26,000

The purpose of the Supplemental Executive Retirement Plan (SERP) is to provide our management and other highly compensated employees, who contribute significantly to our future business success, with supplemental retirement income benefits through discretionary contributions. The availability of this benefit helps us retain these key employees and to attract new key employees. The SERP also provides additional retirement benefits for those executives whose contributions and benefits under the IRS rules are otherwise limited, allowing us to stay competitive in the market for key personnel. The Compensation Committee approved the funding of the SERP for 2012 for the NEO’s and certain other executives at its meeting on January 30, 2013.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements

Effective October 28, 2009, Mr. Brown and Mr. Carney entered into amended employment agreements collectively, and effective July 28, 2010, Mr. Teichman entered into an employment letter (the “Agreements”). The Agreements provide as follows:

David L. Brown

Salary

Effective November 1, 2011, the Board of Directors, at the recommendation of the Compensation Committee (the “Committee”) increased Mr. Brown’s annual salary from $445,000 to $560,000. Mr. Brown’s annual salary currently remains $560,000.

Annual Bonus

Mr. Brown is eligible to earn an annual incentive bonus, as determined by the Committee. The annual target bonus amount will be set at 140%, or as amended by the Committee, of his annual base salary. Mr. Brown must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Benefits

The Company will pay for the grossed up premiums for Mr. Brown, for a life insurance policy with coverage at a minimum of $2,000,000 and for a disability insurance policy with coverage at a minimum of 75% of Mr. Brown’s base salary in effect at the time the policy was issued.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Brown is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Brown is entitled to the following, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, and Mr. Brown’s observation of his continuing obligations to the Company following termination:

(i)	A lump sum severance payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’sthen-current base salary plus 150% of the greater of (A) the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Brown, subject to withholdings and deductions, (ii) acceleration of the vesting of each then-outstanding, unvested equity award held by Mr. Brown as to that number of shares under each such award that would have vested in the ordinary course had Mr. Brown continued to be employed by the Company for an additional eighteen (18) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is eighteen (18) plus the number of whole months that have elapsed between Mr. Brown’s vesting commencement date and the date of termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Brown’s termination, (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Brown such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Brown’s termination date and (iv) if Mr. Brown timely elects the Consolidated Omnibus Budget Reconciliation Act of 1985 (hereinafter “COBRA”) health insurance coverage, payment by the Company of Mr. Brown’s COBRA premiums for eighteen (18) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Brown must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination).

280G Gross-Up

The amended and restated employment agreement of Mr. Brown was modified such that he is entitled to receive a modified Code Section 280G gross-up in an amount not to exceed $1,000,000.

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Brown is entitled to receive the following benefits, subject to Mr. Brown’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

•	The Company shall make a lump sum payment to Mr. Brown in an amount equal to eighteen (18) months of Mr. Brown’s then-current base salary plus 150% of the greater of (A) the Target Bonus for the year in which the transaction occurs or (B) the prior year’s Target Bonus actually earned by

Mr. Brown, subject to withholdings and deductions, and the vesting of each equity award held by Mr. Brown immediately prior to such Change of Control transaction shall accelerate as to all of the then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

Kevin M. Carney

Salary

Effective November 1, 2011, the Committee increased Mr. Carney’s annual salary from $285,000 to $350,000. Mr. Carney’s annual salary currently remains $350,000 and is subject to annual review by the Committee.

Annual Bonus

Mr. Carney is eligible to earn an annual incentive bonus, as determined by the Committee. The annual target bonus amount will be set at 80%, or as amended by the Committee, of his annual base salary. Mr. Carney must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Severance Benefits

In the event that, prior to a Change of Control (as defined in the amended and restated employment agreement), Mr. Carney is terminated without cause (as defined in the applicable agreement) or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), Mr. Carney is entitled to the following, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, and Mr. Carney’s observation of his continuing obligations to the Company following termination:

(i)	A lump sum severance payment to Mr. Carney in an amount equal to twelve (12) months of Mr. Carney’s then-current base salary plus 100% of the greater of (A) the Target Bonus for the year in which the termination occurs or (B) the prior year’s Target Bonus actually earned by Mr. Carney, subject to withholdings and deductions, (ii) the vesting of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to that number of shares under each such award that would have vested in the ordinary course had Mr. Carney continued to be employed by the Company for an additional twelve (12) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph with respect to such award shall equal the product of (A) the total number of shares subject to the award and (B) a fraction, the numerator of which is twelve (12) plus the number of whole months that have elapsed between Mr. Carney’s vesting commencement and the date of termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of Mr. Carney’s termination (such vesting, the “12 Month Vesting”), (iii) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Carney such that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Mr. Carney’s termination date and (iv) if Mr. Carney timely elects COBRA health insurance coverage, reimbursement by the Company of Mr. Carney’s COBRA premiums for twelve (12) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Mr. Carney must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within twelve (12) months after the termination).

Change of Control Benefits

In the event the Company undergoes a Change of Control, Mr. Carney is entitled to receive the following benefits, subject to Mr. Carney’s execution of an effective release of claims in favor of the Company, immediately as of the Change of Control:

•	The vesting of each equity award held by Mr. Carney immediately prior to such Change of Control transaction shall accelerate as to 75% of his then-unvested shares subject to each such award,

effective as of immediately prior to the effective time of such Change of Control. Notwithstanding the foregoing, in the event of a Change of Control in which either (A) the acquiring or surviving entity does not agree to assume or otherwise continue Mr. Carney’s outstanding equity awards, or (B) the acquiring or surviving entity does assume or otherwise continue Mr. Carney’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by Mr. Carney shall become fully vested and, as applicable, exercisable, effective as of immediately prior to the effective time of such Change of Control.
•	If following the effective date of a Change of Control (as defined in the employment agreement) either (x) the Company (or its successor) terminates Mr. Carney’s employment without cause (and other than as a result of Mr. Carney’s death or disability), or (y) Mr. Carney resigns with good reason, and in either such case such event constitutes a “separation from service”, then Mr. Carney shall be eligible to receive the severance benefits described above in “Severance Benefits” section, except that the vesting acceleration of each then-outstanding, unvested equity award held by Mr. Carney will accelerate as to the greater of (A) the 12 Month Vesting or (B) 75% of Mr. Carney’s then-unvested shares. Mr. Carney’s receipt of these benefits is subject to his execution of an effective release of claims in favor of the Company.

Jason T. Teichman

Salary

Effective November 1, 2011, the Committee increased Mr. Teichman’s annual salary from $250,000 to $315,000. Mr. Teichman’s annual salary currently remains $315,000 and is subject to annual review by the Committee.

Annual Bonus

Mr. Teichman is eligible to earn an annual incentive bonus, as determined by the Committee. The annual target bonus amount will be set at 85%, or as amended by the Committee, of his annual base salary. Mr. Teichman must remain an active employee through the time the Committee determines bonus amounts for him to earn a bonus.

Severance Benefits

Mr. Teichman participates in the Executive Severance Benefit Plan of the Company (the “Severance Plan”). In the event that, prior to a Change of Control, Mr. Teichman is terminated without cause or resigns with good reason (certain material adverse changes in the terms and conditions of his employment), at any time during the period commencing on the effective date of a Change of Control and ending eighteen (18) months following the effective date of the Change of Control, and provided such termination constitutes a separation from service, Mr. Teichman, subject to the execution of an effective release of claims in favor of the Company and observation of his continuing obligations to the Company following termination, is entitled to the following:

(a)	The Company shall make a lump sum severance payment in an amount equal to six (6) months of his then current base salary, and (ii) 50% of the greater of (A) the Target Bonus (as defined in the Severance Plan) for the year in which the termination occurs and (B) the prior year’s Target Bonus actually earned, subject to withholdings and deductions, provided, however, no payment shall be made prior to the effective date of Mr. Teichman’s release of claims; (b) the vesting acceleration of the unvested shares of common stock and unexercised stock options that were issued pursuant to his or her compensatory equity awards, such that the Shares that would have vested under such awards had he remained employed by the Company for six (6) months following the termination of his employment shall vest, and in the case of stock options, become immediately exercisable, (and if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (i) the total number of shares subject to the award and (ii) a fraction, the numerator of which is six (6) plus the number of whole months that have elapsed between the vesting commencement date and the date of his termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of his termination of employment; Eligible Employee’s termination; (c) extension of the post-termination exercise period of all non-statutory stock options then held by Mr. Teichman so that such options, to the extent vested, are exercisable until the earlier of (a) the original term expiration date for such award and (b) the first anniversary of Mr. Teichman’s termination date; and (d) continuation of coverage under a health, dental, or vision plan sponsored by the Company under COBRA. The Company will pay COBRA premiums for a period of up to six (6) months following his termination of employment (but in no event longer that the date on which he ceases to be eligible for COBRA). Upon the conclusion of such period of insurance premium payments made by the Company, Mr. Teichman will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

Change of Control Benefits

•	Immediately prior to a Change of Control (as such term is defined in the Severance Plan), and subject to Mr. Teichman’s continued employment with the Company through such time, 25% of the then-unvested shares subject to each then-outstanding equity award (or such lesser number as then remain unvested) held by Mr. Teichman shall become fully vested, and, as applicable exercisable.
•	The vesting of each then-unvested equity award (including stock options) shall be accelerated as to that number of shares equal to the greater of (1) the 6 month acceleration and (2) fifty percent (50%) of the then-unvested shares subject to such award, such accelerated vesting and exercisability effective as of the date of Mr. Teichman’s termination of employment.
•	In addition, in the event of a Change of Control in which either (i) the acquiring or surviving entity does not agree to assume or otherwise continue Mr. Teichman’s outstanding equity awards, or (ii) the acquiring or surviving company does assume or otherwise continue Mr. Teichman’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by Mr. Teichman shall become fully vested, and as applicable, exercisable.

Roseann Duran

Salary

Effective November 1, 2011, the Committee increased Ms. Duran’s annual salary from $245,000 to $260,000. Ms. Duran’s annual salary currently remains $315,000 and is subject to annual review by the Committee.

Annual Bonus

Ms. Duran’s is eligible to earn an annual incentive bonus, as determined by the Committee. The annual target bonus amount will be set at 75%, or as amended by the Committee, of his annual base salary. Ms. Duran must remain an active employee through the time the Committee determines bonus amounts for her to earn a bonus.

Severance Benefits

Ms. Duran participates in the Executive Severance Benefit Plan of the Company (the “Severance Plan”). In the event that, prior to a Change of Control, Ms. Duran is terminated without cause or resigns with good reason (certain material adverse changes in the terms and conditions of her employment), at any time during the period commencing on the effective date of a Change of Control and ending eighteen (18) months following the effective date of the Change of Control, and provided such termination constitutes a separation from service, Ms. Duran, subject to the execution of an effective release of claims in favor of the Company and observation of her continuing obligations to the Company following termination, is entitled to the following:

(a)	The Company shall make a lump sum severance payment in an amount equal to six (6) months of her then current base salary, and (ii) 50% of the greater of (A) the Target Bonus (as defined in the Severance Plan) for the year in which the termination occurs and (B) the prior year’s Target Bonus actually earned, subject to withholdings and deductions, provided, however, no payment shall be made prior to the effective date of Ms. Duran’s release of claims; (b) the vesting acceleration of the unvested shares of common stock and unexercised stock options that were issued pursuant to her compensatory equity awards, such that the shares that would have vested under such awards had she remained employed by the Company for six (6) months following the termination of her employment shall vest, and in the case of stock options, become immediately exercisable, (and if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (i) the total number of shares subject to the award and (ii) a fraction, the numerator of which is six (6) plus the number of whole months that have elapsed between the vesting commencement date and the date of her termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of her termination of employment; Eligible Employee’s termination; (c) extension of the post-termination exercise period of all non-statutory stock options then held by Ms. Duran so that such options, to the extent vested, are exercisable until the earlier of (a) the original term expiration date for such award and (b) the first anniversary of Ms. Duran’s termination date; and (d) continuation of coverage under a health, dental, or vision plan sponsored by the Company under COBRA. The Company will pay COBRA premiums for a period of up to six (6) months following her termination of employment (but in no event longer that the date on which she ceases to be eligible for COBRA). Upon the conclusion of such period of insurance premium payments made by the Company, Ms. Duran will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

Change of Control Benefits

•	Immediately prior to a Change of Control (as such term is defined in the Severance Plan), and subject to Ms. Duran’s continued employment with the Company through such time, 25% of the then-unvested shares subject to each then-outstanding equity award (or such lesser number as then remain unvested) held by Ms. Duran shall become fully vested, and, as applicable exercisable.
•	The vesting of each then-unvested equity award (including stock options) shall be accelerated as to that number of shares equal to the greater of (1) the 6 month acceleration and (2) fifty percent (50%) of the then-unvested shares subject to such award, such accelerated vesting and exercisability effective as of the date of Ms. Duran’s termination of employment.
•	In addition, in the event of a Change of Control in which either (i) the acquiring or surviving entity does not agree to assume or otherwise continue Mr. Teichman’s outstanding equity awards, or (ii) the acquiring or surviving company does assume or otherwise continue Ms. Duran’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity award held by Ms. Duran shall become fully vested, and as applicable, exercisable.

Clawback

On March 7, 2011, all of the employment agreements, including the Severance Plan, were amended to provide for a clawback provision which basically states that notwithstanding the terms of the agreement to the contrary, any portion of the payments and benefits provided under the agreement, as well as any other payments and benefits which the NEOs and other senior executives receive pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

2005 Equity Incentive Plan

Under the 2005 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, all outstanding stock awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose service with us or the Company’s affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. The Company’s Board may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (i) the value of the property that the optionee would have received upon exercise of the stock award, over (ii) the exercise price otherwise payable in connection with the stock award.

2008 Equity Incentive Plan

Under the 2008 Plan, in the event of specified significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities, a merger in which the Company is not the surviving entity, a merger in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity, but the Company’s common stock outstanding immediately prior to the transaction is exchanged or converted into other property, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding stock awards under the 2008 Plan or may substitute similar stock awards for stock awards outstanding under the 2008 Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the specified corporate transaction), and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to stock awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such specified corporate transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a stock award or substitute a similar stock award for only a portion of a stock award. The terms of any assumption, continuation or substitution shall be set by the Board.

Except as otherwise stated in the 2008 Plan, in the event of a specified corporate transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding stock awards or substitute similar stock awards for such outstanding stock awards, then with respect to stock awards that have not been assumed, continued or substituted and that are held by participants in the 2008 Plan whose continuous service with the Company has not terminated prior to the effective time of the specified corporate transaction, the vesting of such stock awards (and, with respect to options and stock appreciation rights, the time at which such stock awards may be exercised) shall be accelerated in full to a date prior to the effective time of such specified corporate transaction (contingent upon the effectiveness of the corporate transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the corporate transaction), and such stock awards shall terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Company with respect to such stock.

2005 Non-Employee Director’s Stock Option Plan

Under the 2005 Directors’ Plan, in the event of specific significant corporate transactions, such as a sale of all or substantially all of the Company’s assets, a sale of at least 90% of the Company’s outstanding securities in a merger, consolidation or similar transaction in which the Company is not the surviving entity, or a merger, consolidation or similar transaction in which the Company is the surviving entity but the Company’s common stock outstanding immediately prior to the transaction is exchanged for or converted into other property, all outstanding awards under the 2005 Non-Employee Directors’ Stock Option Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by optionees then performing services for the Company or any of the Company’s affiliates, the vesting and exercisability of such awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding awards will terminate if not exercised prior to the effective date of the corporate transaction. The Board may also provide that the holder of an outstanding award not assumed in the corporate transaction will surrender such award in exchange for a payment equal to the excess of (i) the value of the property that the holder would have received upon exercise of the award, over (ii) the exercise price otherwise payable in connection with the award.

Executive Severance Benefit Plan

The Severance Plan was amended on March 7, 2011. The Severance Plan covers certain officers (other than David Brown and Kevin Carney), and certain others who have employment agreements, and some of other key employees, as designated by the Board, are also eligible for severance benefits, including cash severance payments and accelerated vesting of outstanding stock and options.

Termination Without Cause or Resignation for Good Reason.  Under the Severance Plan, if an Eligible Employee’s (as such term is defined in the Severance Plan), employment with the Company terminates without cause, or the Eligible Employee terminates his or her employment with good reason, the Eligible Employee is entitled to a lump sum severance payment to the Eligible Employee in an amount equal to six months of the Eligible Employee’s then-current base salary (as defined in the Severance Plan), and 50% of the greater of (i) the Eligible Employee’s Target Bonus (as such term is defined in the Severance Plan) for the year in which the termination occurs and (ii) the prior year’s Target Bonus actually earned, subject to withholdings and deductions. Additionally, the Eligible Employee would be entitled to acceleration of six months’ worth of vesting of the shares of stock held by the Eligible Employee and the shares of stock subject to any options held by the Eligible Employee, subject to adjustment in the event that no shares would vest under an award due to a cliff vesting provision. Further, we will pay any COBRA payments for six months.

Termination Without Cause or Resignation for Good Reason Following a Change of Control.  Under the Severance Plan, if within eighteen months following a change of control an Eligible Employee’s employment with the Company terminates without cause, or if the Eligible Employee terminates his or her employment with good reason, the Eligible Employee is entitled to the same benefits as would be received in the event of a termination without cause or resignation for good reason (described above), except that instead of the acceleration of six months’ worth of vesting of shares of stock held by the Eligible Employee, the vesting (and in the case of options’ exercisability) of each then-unvested equity award held by the Eligible Employee shall be accelerated as to that number of shares equal to the greater of (i) the acceleration of six months’ worth of vesting (and exercisability) and (ii) 50% of the then-unvested shares subject to such award, with such accelerated vesting (and exercisability) effective as of the termination of employment.

Change in Control Benefits

•	Immediately prior to a Change of Control (as such term is defined in the Severance Plan), and subject to the Eligible Employee’s continued employment with the Company through such time, 25% of the then-unvested shares subject to each then-outstanding equity award (or such lesser number as then remain unvested) held by the Eligible Employee shall become fully vested, and, as applicable exercisable.

•	The vesting of each then-unvested equity award (including stock options) shall be accelerated as to that number of shares equal to the greater of (1) the 6 month acceleration and (2) fifty percent (50%) of the then-unvested shares subject to such award, such accelerated vesting and exercisability effective as of the date of the Eligible Employee’s termination of employment.
•	In addition, in the event of a Change of Control in which either (i) the acquiring or surviving entity does not agree to assume or otherwise continue the Eligible Employee’s outstanding equity awards, or (ii) the acquiring or surviving company does assume or otherwise continue the Eligible Employee’s outstanding equity awards but such awards cease to cover shares of common stock that are readily tradable on an established securities market, then 100% of the shares subject to each then-outstanding unvested equity

Conditions to Receipt of Benefits.  To be eligible to receive benefits under the Severance Plan, the Eligible Employee must execute a general waiver and release of claims in favor of the Company. If an Eligible Employee is terminated for cause or resigns without good reason, the Eligible Employee is ineligible for benefits under the Executive Severance Benefit Plan. Award held by the Eligible Employee shall become fully vested, and as applicable, exercisable.

Summary of Estimated Amounts Payable Upon a Separation or Change of Control

The table below estimates amounts payable upon a separation, change of control and a separation following a change of control as of December 31, 2012 for Messrs. Brown, Carney, Teichman and Ms. Duran using $14.80, the closing price of the stock on that date:

Name	Termination Without Cause or Resignation for Good Reason		Change of Control		Termination Without Cause or Resignation for Good Reason Following a Change of Control
David L. Brown
Separation Benefit	$2,016,000	(1)	$2,016,000	(1)	$—
Stock Options	$891,445	(2)	$1,544,416	(3)	$—
Restricted Stock	$1,624,241	(2)	$2,782,051	(3)	$—
COBRA Premiums	$22,485	(4)	—		$22,485
Total	$4,554,171		$6,342,467		$22,485
Kevin M. Carney
Separation Benefit	$630,000	(5)	—		$630,000
Stock Options	$207,537	(7)	$380,078	(8)	$380,079	(9)
Restricted Stock	$382,826	(7)	$684,035	(8)	$684,035	(9)
COBRA Premiums	$7,390	(6)			$7,390
Total	$1,227,753		$1,064,113		$11,701,504
Jason M. Teichman
Separation Benefit	$291,375	(10)	—		$291,375
Stock Options	$72,454	(12)	$95,683	(13)	$191,365	(14)
Restricted Stock	$127,854	(12)	$169,863	(13)	$339,725	(14)
COBRA Premiums	$7,495	(11)			$7,495
Total	$499,178		$265,546		$829,960
Roseann Duran
Separation Benefit	$227,500	(10)	—		$227,500
Stock Options	$54,170	(12)	$63,647	(13)	$127,293	(14)
Restricted Stock	$94,922	(12)	$113,781		$227,562	(14)
COBRA Premiums	$2,660	(11)			$2,660
Total	$379,252		$177,428		$585,015

(1)	Lump sum severance payment in an amount equal to 18 months of then-current base salary plus 150% of prior year’s bonus.
(2)	Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued for an additional 18 months.
(3)	Unvested equity awards held will accelerate and become immediately and fully vested.
(4)	Payment by the Company of COBRA premiums for a maximum of 18 months.
(5)	Lump sum severance payment in an amount equal to 12 months of then-current base salary plus 100% prior year’s bonus.
(6)	Reimbursement of COBRA premiums for a maximum of 12 months.
(7)	Unvested equity awards held will accelerate as to the same extent as such awards would have been vested had employment continued for an additional 12 months.
(8)	Unvested equity awards held will accelerate as to 75% of the then-unvested awards.
(9)	Unvested equity awards held will accelerate as to the greater of (A) the same extent as such awards would have been vested had employment continued for an additional 12 months or (B) 75% of the then-unvested awards.
(10)	Severance payment in an amount equal to six months’ salary, payable in accordance with the Company’s standard payroll practices.
(11)	Reimbursement of COBRA premiums for a maximum of six months.
(12)	Unvested equity awards held, will accelerate as to the same extent as such awards would have been vested had employment continued an additional six months.
(13)	Unvested equity awards held will accelerate as to 25% of the then unvested awards.
(14)	Unvested equity awards will accelerate as to the greater of (A) the same extent as such awards would have been vested had employee continued for an additional six months or (B) 50% of the then-unvested awards.

COMPENSATION OF DIRECTORS

At its meeting on February 9, 2012, based on the study and recommendation of PRM, the independent consultant to the Compensation Committee, the Board, upon the recommendation by the Compensation Committee, agreed to a quarterly retainer fee for committee participation rather than a per meeting fee.

During 2012, the Company paid quarterly retainer and board meeting fees to its directors as follows:

Committee and Chair Fees	Quarterly Retainer ($)	Per Meeting Fee ($)
Board member	6,250	__
Lead director	2,000	__
Audit Committee member	1,875	__
Compensation Committee member	1,000	__
Nominating Committee member	375	__
Audit Committee Chair(1)	1,250	__
Compensation Committee Chair(1)	750	__
Nominating and Corporate Governance Committee Chair(1)	375	__
Board/per meeting fee – Tier I		2,000
Board/per meeting fee – Tier II		1,000

(1)	Paid in addition to committee member fee.

Board member participation meeting fees were excluded from this quarterly retainer and are paid on a per meeting basis. During 2012 the Company paid per meeting board fees of $2,000 for Tier I meetings and $1,000 for Tier II meetings. The determination of Tier I and II meetings is at the discretion of the Chairman of the Board and is primarily based on the items to be reviewed and/or acted at the meeting. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board and committee meetings in accordance with Company policy.

The following table provides information for fiscal 2012 compensation for non-employee directors who served during fiscal 2012:

Name	Fees Earned or Paid in Cash	Restricted Stock Awards(1)(2)	Stock Option Awards(1)(3)	Total
Hugh M. Durden	$52,500	$65,111	$136,049	$253,660
Philip J. Facchina	$43,500	$94,827	$150,304	$288,631
Anton J. Levy	$40,000	$83,198	$139,280	$262,478
Timothy I. Maudlin	$62,500	$75,933	$168,758	$307,191
Robert S. McCoy, Jr.	$48,500	$65,111	$127,873	$241,484
Deborah H. Quazzo	$47,000	$100,878	$157,028	$304,906
(1)	The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Footnote 13 to the Company’s audited financial statements for the year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2013.
(2)	On May 2, 2012, each of Messrs. Durden, Facchina, Levy, McCoy, Maudlin, and Ms. Quazzo received 4,250 shares of restricted stock with a grant date fair market value (as calculated in accordance with the Financial Accounting Standards Board (“FASB”) and Accounting Standards Codification (“ASC”) Topic 718 for financial reporting purposes) of $65,408. Mr. Maudlin received an additional 750 shares of restricted stock on May 2, 2012 for his services as Lead Director with a grant date fair market value of $11,542. All shares of restricted stock were granted immediately following the 2012 Annual Meeting of Stockholders.
(3)	For Mr. Durden, it includes an option to purchase 18,625 shares of common stock granted on May 2, 2012, with a grant date fair market value (as calculated in accordance with the FASB ASC Topic 718 for financial reporting purposes) of $166,135; for Mr. Facchina, it includes an option to purchase 16,250 shares of common stock granted on May 2, 2012, with a grant date fair market value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $144,950; for Mr. Levy, it includes an option to purchase 15,625 shares of common stock granted on May 2, 2012, with a grant date fair market value ((as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $139,375; for Mr. Maudlin, it includes an option to purchase 22,625 shares of common stock granted on May 2, 2012 with a grant fair market value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $201,815; for Mr. McCoy, it includes an option to purchase 17,625 shares of common stock granted on May 2, 2012, with a grant date fair market value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $157,217; and for Ms. Quazzo, it includes an option to purchase 16,250 shares of common stock granted on May 2, 2012, with a grant date fair value (as calculated in accordance with FASB ASC Topic 718 for financial reporting purposes) of $144,950. All stock options were granted immediately following the 2012 Annual Meeting of Stockholders at an exercise price of $15.39 per share.

Only non-employee directors of the Company are eligible to receive options under the 2005 Non-Employee Directors’ Stock (the “2005 Directors Plan”). Options granted under the 2005 Directors Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

During 2012 the Company granted 4,250 shares of restricted stock to each non-employee director, under the 2005 Directors Plan. Mr. Maudlin received an additional 750 shares of restricted stock for his services as Lead Director and these shares were granted under the Amended and Restated 2008 Equity Incentive Plan of the Company. These grants were awarded immediately following the 2012 Annual Meeting of Stockholders, and they vest in the first anniversary of the date of grant.

As of December 31, 2012, the non-employees directors, had the following equity awards outstanding:

	Outstanding Restricted Stock Awards	Outstanding Restricted Stock Units Awards(1)	Outstanding Stock Options Awards	Total
Hugh M. Durden	4,250	30,000	125,125	159,375
Philip J. Facchina	8,417	—	49,750	58,167
Anton J. Levy	12,584	—	40,625	53,209
Timothy I. Maudlin	5,000	30,000	152,125	187,125
Robert S. McCoy, Jr.	4,250	30,000	102,125	136,375
Deborah H. Quazzo	16,750	—	49,750	66,500

(1)	Messrs. Durden, Maudlin and McCoy were granted 30,000 restricted stock units in 2009, vesting in equal annual installments over a three-year period from the grant date of February 5, 2009 and as of December 31, 2012, they are fully vested and are payable in common stock upon retirement from the Board.

RELATED TRANSACTIONS — POLICY AND PROCEDURES

The Audit Committee has authority to review and approve all related party transactions as set forth in the Audit Committee Charter. To identify related party transactions, each year, the Company submits and require its directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. The related party transactions are reviewed due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with the Company’s interests. In addition, the Nominating and Corporate Governance Committee determines, on an annual basis, which members of the Board are independent (as independence is currently defined in Rule 4200(a) (15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, the Company’s Code of Conduct establishes the standards of behavior for all employees, officers, and directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 27, 2011, the Company acquired all the assets and stock of NetSol Parent, LLC, and all of its subsidiaries, including Network Solutions, LLC. In connection with that acquisition, the Company issued 18 million shares of Common Stock to NWS Holdings, Inc., an entity owned and controlled by General Atlantic Service Company, LLC. Mr. Anton Levy, a managing partner of General Atlantic was named as a member of the Board of Directors and the Compensation Committee of the Company. Mr. Levy is also a director with Red Ventures LLC, which is a business partner of the Company. General Atlantic is the beneficial owner of greater than 5% of the Company’s outstanding common stock, as further disclosed in the “Security Ownership of Certain Beneficial Owners and Management”. General Atlantic is also a substantial stockholder of Red Ventures, holding a 25% ownership interest in Red Ventures. The Company incurred approximately $18.0 million of expense for sales and marketing services provided by Red Ventures during the year ended December 31, 2012. The Company made payments totaling $20.4 million to Red Ventures during the year ended December 31, 2012, including $2.7 million that related to services incurred in 2011. As of December 31, 2012, approximately $0.4 million was payable to Red Ventures. Included in the 2012 expense is a $1.5 million charge to early terminate the Company’s contract for telesales and marketing services with Red Ventures.

The Audit Committee, approved in 2012, hiring Brown & Associates, an entity owned by a relative of the Company’s Chief Executive Officer and Chairman of the Board, on a contingency based fee for a sales tax review and study. The total amount of fees paid to Brown & Associates for successful refunds of sales tax was $202,276 paid for year ended December 31, 2012.

Blaine Brown, the son-in-law of the Company’s Chief Executive Officer and Chairman of the Board, is an employee of the Company and received an annual salary of $160,000 during 2012. Mr. Brown reports to the Sr. Vice President, Operations.

The Company leases space in a data center from Quality Technology Services LLC (“QTS”). General Atlantic LLC is one of the Company’s greater than 5 percent shareholders, and has approximately a 50 percent ownership interest in QTS. This business relationship was an agreement between QTS and Network Solutions and was acquired by the Company as a result of the acquisition of the assets and stock of NetSol Parent, LLC, and all of its subsidiaries, including Network Solutions, LLC and commenced on October 27, 2011 upon the consummation of the acquisition. The Company incurred approximately $0.9 million of expense for sales and marketing services provided by QTS during the year ended December 31, 2012.

With these exceptions, from the beginning of 2012 until the present, there have been no (and there are no currently proposed) other transactions involving an amount in excess of $120,000 in which the Company was (or is to be) a participant and any executive officer, director, 5% beneficial owner of the common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for the named executive officers and directors and compensation arrangements with the other executive officers not required to be disclosed in this section by SEC rules and regulations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Web.com’s stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please either notify your broker or direct your written request to the Secretary, Web.com Group, Inc., 12808 Gran Bay Parkway West, Jacksonville, Florida 32258. You may also make these requests by calling the Secretary at (904) 680-6600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, IS AVAILABLE WITHOUT CHARGE AT http://www.ir.web.com OR BY MAIL UPON WRITTEN REQUEST TO: SECRETARY, WEB.COM GROUP, INC., 12808 GRAN BAY PARKWAY WEST, JACKSONVILLE, FLORIDA 32258.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors Matthew P. McClure Secretary

Date: March 25, 2013

APPENDIX A

WEB.COM GROUP, INC.

AMENDED AND RESTATED CHARTER
OF THE AUDIT COMMITTEE

Amended: February 8, 2012

Purpose and Policy

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of Web.com Group, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal control over financial reporting, and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of registered public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”) and the performance of the Company’s internal audit function. The Committee shall also provide oversight assistance in connection with the Company’s legal, regulatory and ethical compliance programs as established by management and the Board. The Committee shall also be designated as the Company’s Qualified Legal Compliance Committee (the “QLCC”) within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the “Rules of Professional Conduct”). The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee and the Auditors, the Company’s financial management and internal auditors.

Composition

The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time and, so long as required by applicable law, rules or regulations (including Nasdaq rules and regulations), at least one member shall be an “audit committee financial expert” as defined by such applicable law, rules or regulations (including Nasdaq rules and regulations). The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Chairman of the Committee shall be appointed by the Board.

Meetings and Minutes

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, and in any event at least quarterly. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting. The Chairman of the Committee shall report to the Board regularly or whenever so requested by the Board.

Authority

The Committee shall have authority to appoint, determine compensation for, and at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, to appoint and oversee the internal audit function and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have the authority to review and approve related-party transactions. The Committee shall have authority to initiate investigations, to provide notices, including notices to the Securities and Exchange Commission, to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a QLCC. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, accountants (including the Auditors) or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The approval of this Charter by the Board shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.

Responsibilities

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the internal audit function and the Auditors and any other registered public accounting firm engaged for the purpose of performing other review or attest services for the Company. The internal auditors, the Auditors and each such other registered public accounting firm shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Retention of Auditors.  To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders (if the Committee or the Board elects to submit such retention for ratification by the stockholders).

2. Approval of Audit Engagements.  To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services.  To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation.  To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5. Auditor Conflicts.  At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Rule 3526 of the Public Accounting Oversight Board, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Former Employees of Auditor.  To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Company’s Auditors and engaged on the Company’s account.

7. Audited Financial Statement Review.  To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

8. Annual Audit Results. To review with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company Accounting Oversight Board (United States), as appropriate.

9. Quarterly Results.  To review with management and the Auditors, as appropriate, the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under standards of the Public Company Accounting Oversight Board (United States).

10. Management’s Discussion and Analysis.  To review with management and the Auditors on a quarterly and annual basis the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

11. Press Releases.  To review with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, prior to external dissemination, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

12. Accounting Principles and Policies.  To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.

13. Risk Assessment and Management.  To review with management and the Auditors, as appropriate, and oversee the Company’s guidelines and policies with respect to risk assessment and risk management, including the risk of fraud, enterprise risk management, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. Management Cooperation with Audit.  To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

15. Management Letters.  To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. National Office Communications.  To review with the Auditors, as appropriate, communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

17. Disagreements Between Auditors and Management.  To review with management and the Auditors or any other registered public accounting firm engaged to perform review nor attest services any material conflicts or disagreements between management and the Auditors or such other accounting firm regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

18. Selection of Internal Audit Personnel.  To approve the final selection of the person responsible for the Company’s Internal Audit Program.

19. Internal Control Over Financial Reporting.  To confer with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies, responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit executive or manager.

20. Separate Sessions.  Periodically, to meet in separate sessions with the Auditors, the internal auditors or other personnel responsible for the internal audit function, as appropriate, and management to discuss any matters that the Committee, the Auditors, the internal auditors or management believe should be discussed privately with the Committee.

21. Correspondence with Regulators.  To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

22. Complaint Procedures.  To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23. Regulatory and Accounting Initiatives.  To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

24. Engagement of Registered Public Accounting Firms.  To determine and approve engagements of any registered public accounting firm (in addition to the Auditors) to perform any other review or attest service, including the compensation to be paid to such firm and the negotiation and execution, on behalf of the Company, of such firm’s engagement letter, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members, so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

25. Ethical Compliance.  To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related party transactions as required by Nasdaq rules.

26. Investigations.  To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

27. Proxy Report.  To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

28. Annual Charter Review.  To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

29. Report to Board.  To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

30. Annual Committee Evaluation.  To conduct an annual evaluation of the performance of the Committee.

31. Procedures for Receipt of Attorney Report.  To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

32. QLCC Responsibilities.  To carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

33. General Authority.  To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

WEB.COM GROUP, INC.
ATTN: NORMA WHEELER
12808 GRAN BAY PARKWAY WEST
JACKSONVILLE, FL 32258

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56397-P35590 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEB.COM GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to hold office until the 2016 Annual Meeting of Stockholders	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Philip J. Facchina
02) Robert S. McCoy, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013.	☐	☐	☐
3. To provide an advisory vote on the Company's executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M56398-P35590

WEB.COM GROUP, INC.
Annual Meeting of Stockholders
May 8, 2013 10:30 AM
This proxy is solicited by the Board of Directors

THE UNDERSIGNED HEREBY APPOINTS DAVID L. BROWN, KEVIN M. CARNEY, AND MATTHEW P. MCCLURE, AND EACH OF THEM, AS PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION AND REVOCATION, TO VOTE ALL OF THE SHARES OF STOCK OF WEB.COM GROUP, INC. THAT THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OF WEB.COM GROUP, INC. TO BE HELD AT THE OFFICES OF WEB.COM GROUP, INC. LOCATED AT 12808 GRAN BAY PARKWAY WEST, JACKSONVILLE, FLORIDA 32258, ON MAY 8, 2013 AT 10:30 A.M. (LOCAL TIME), AND AT ANY AND ALL POSTPONEMENTS AND ADJOURNMENTS THEREOF, WITH ALL POWERS THAT THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, ON THE MATTERS LISTED ON THE REVERSE SIDE AND IN ACCORDANCE WITH THE FOLLOWING INSTRUCTIONS, WITH DISCRETIONARY AUTHORITY AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR Proposals 1, 2 and 3 as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side